Exhibit 2.1

EXECUTION

EQUITY PURCHASE AGREEMENT

among

STEVE SHIRLEY BUSINESS TRUST,

JERRY SHIRLEY BUSINESS TRUST,

JERRY BRIAN SHIRLEY BUSINESS TRUST,

DARREN THOMAS SHIRLEY BUSINESS TRUST,

TROY MIZELL,

DARRELL CALVERT,

DIXON-SHANE LLC D/B/A R&S NORTHEAST LLC,

AVKARE, INC.

and

RONDO ACQUISITION LLC

dated as of

December 10, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of December 10, 2019, is entered into among the Jerry Brian Shirley Business Trust (the “JBS Trust”), the Darren Thomas Shirley Business Trust (the “DTS Trust”), the Steve Shirley Business Trust (the “SS Trust”), the Jerry Shirley Business Trust (the “JS Trust”, and collectively with the JBS Trust, the DTS Trust, the SS Trust, the “Trusts”), Troy Mizell, a resident of the State of Tennessee (“Mizell”), Darrell Calvert, a resident of the Commonwealth of Kentucky (“Calvert”) (the Trusts, Mizell and Calvert each being a “Seller” and collectively being the “Sellers”), AvKARE, Inc., a Tennessee corporation (“AvKARE”), Dixon-Shane, LLC d/b/a R&S Northeast LLC, a Kentucky limited liability company (“R&S Northeast”, and together with AvKARE, each a “Company” and collectively, the “Companies”), and Rondo Acquisition LLC, a Delaware limited liability company (“Buyer”). Steve Shirley also joins this Agreement in his capacity as the Sellers’ Representative (“Sellers’ Representative”). Sellers, Sellers’ Representative, the Companies and Buyer are collectively referred to herein as the “Parties”.

PRELIMINARY STATEMENTS

A.    The Companies are engaged in marketing, labeling and distributing pharmaceutical products, as well as specification setting and batch record approval for packaging, repackaging, labeling and relabeling of private label Products, and certain other ancillary services directly related thereto (collectively, the “Business”). For purposes of clarity, the “Business” does not include the Med-Surg Business.

B.    Prior to the Pre-Closing Reorganization (as defined below), (i) the SS Trust, the JS Trust, Mizell and Calvert (in such capacity, the “AvKARE Owners”) collectively owned all of the issued and outstanding shares of common stock, no par value, of AvKARE (the “AvKARE Shares”), and (ii) the SS Trust, the JS Trust, the JBS Trust, the DTS Trust and AvKARE (in such capacity, the “R&S Sellers”) collectively owned all of the outstanding membership interests in R&S Northeast (the “R&S Interests”), in each case in the individual amounts set forth on Exhibit A.

C.    Prior to the Closing Date, (i) the AvKARE Owners shall form, or cause to be formed, AvKARE Holdings, Inc., a Delaware corporation (“AvKARE Holdings”), the issued and outstanding equity of which shall be collectively owned by the AvKARE Owners, in such percentages and amounts as set forth on Exhibit B, (ii) the AvKARE Owners shall contribute all of their respective AvKARE Shares to AvKARE Holdings (the “AvKARE Contribution”), and AvKARE shall make an election on IRS Form 8869, effective as of the date of, and following, the AvKARE Contribution, to be treated as a “qualified subchapter S subsidiary,” with the AvKARE Contribution and such election intended to be treated in the manner described in IRS Revenue Ruling 2008-18, (iii) at least one Business Day after the consummation of the AvKARE Contribution, AvKARE Holdings shall cause AvKARE to convert into a limited liability company, with AvKARE Holdings as its sole member (the “AvKARE Conversion”), and (iv) AvKARE Holdings shall cause AvKARE to distribute to AvKARE Holdings the interest in R&S currently owned by AvKARE (the transactions described in this Recital C, the “AvKARE Reorganization”).

D.    (i) the R&S Sellers will form Rondo Top Holdings, LLC, a Delaware limited liability company (“Rondo Top Holdings”), (ii) the R&S Sellers will contribute their R&S Interests to Rondo Top Holdings and in exchange the R&S Sellers will receive equity interests in Rondo Top Holdings (“Rondo Top Interests”) or, with respect to certain R&S Sellers, Seller Notes (the “Rondo Top Notes”) in lieu of Rondo Top Interests, with the intended U.S. federal income tax treatment of such contribution and exchange intended to be that Rondo Top Holdings is treated as a continuation of R&S as a partnership and the Rondo Top Interests and the Rondo Top Notes, respectively, are treated as common and preferred partnership interests, respectively, in such partnership, (ii) Rondo Top Holdings will form Rondo Holdings, LLC, a Delaware limited liability company (“Rondo Holdings”), and contribute the R&S Interests to Rondo Holdings, with Rondo Top Holdings as its sole member and owner of all of its issued and outstanding equity interests, (iii) Rondo Holdings will form Rondo Intermediate Holdings, LLC, a Delaware limited liability company (“Rondo Intermediate Holdings”, and, collectively with Rondo Top Holdings, Rondo Holdings and Rondo Intermediate Holdings, each a “New Holding Company” and collectively, the “New Holding Companies”), and contribute the R&S Interests to Rondo Intermediate Holdings, with Rondo Holdings as its sole member and owner of all of its issued and outstanding equity interests (the transactions described in this Recital D, the “R&S Reorganization” and, together with the AvKARE Reorganization, the “Pre-Closing Reorganization”).

E.    Prior to the Closing Date, Buyer will form Rondo Partners, LLC, a Delaware limited liability company (“Rondo Partners”), with Buyer as its sole member and owner of all of its issued and outstanding equity interest.

F.    On the Closing Date, (i) the R&S Sellers wish to sell to Buyer, and Buyer wishes to purchase from the R&S Sellers, for cash, a portion of each R&S Seller’s Rondo Top Interests, in each case set forth under the heading “Purchased Equity” on Exhibit C (the “Purchased Equity”), with Buyer contributing to Rondo Partners such R&S Interests, and certain cash capital contributions, and with Buyer holding 65.1% of the membership interests of Rondo Partners after such contributions and the contributions described in clause (ii) of this Recital F, (ii) the R&S Sellers wish to contribute to Rondo Partners, and Rondo Partners wishes to receive from the R&S Sellers, the remainder of each R&S Seller’s Rondo Top Holdings Interests, in each case set forth under the heading “Contributed Equity” on Exhibit C (the “Contributed Equity”), in exchange for Seller Notes (the “R&S Seller Notes”) and membership interests constituting 34.9% of all of the issued and outstanding membership interests of Rondo Partners (the “Roll-Over Equity”), following such exchange, and (ii) following the transactions contemplated by clause (i) of this Recital F, the AvKARE Owners wish to cause AvKARE Holdings to sell to Rondo Top Holdings all of issued and outstanding membership interests in AvKARE, and Rondo Top Holdings wishes to purchase all of the issued and outstanding membership interests in AvKARE, in exchange for the Seller Notes (the “AvKARE Seller Notes”), all subject to the terms and conditions set forth in this Agreement.

G.    On the Closing Date, pursuant to the terms of this Agreement and immediately after the consummation of the purchase of the Purchased Equity hereunder, the Debt Financing (as defined below) will occur and Rondo Intermediate Holdings will distribute to Rondo Holdings, and Rondo Holdings will immediately thereafter distribute to Rondo Partners, a portion of the proceeds of such borrowing, to permit satisfaction by Rondo Partners when due following the Closing Date of a portion of the AvKARE Seller Notes (“Debt Financing Distribution”).

H.    A portion of the cash otherwise payable by Buyer to Sellers in connection with the Contemplated Transactions shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, and repayment of a portion of the AvKARE Seller Notes will be contingent upon certain events and conditions, all as set forth in this Agreement, the Escrow Agreement (as defined herein) and the AvKARE Seller Notes.

I.    A portion of the cash otherwise payable by Buyer to Sellers in connection with the Contemplated Transactions shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

J.    On the Closing Date and immediately following the purchase and sale of the Purchased Equity, the R&S Sellers, Buyer and the other parties thereto will adopt the A&R Operating Agreement (as defined herein) in substantially the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined herein shall have the meanings ascribed to them in Schedule 1 attached hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the applicable R&S Sellers shall sell to Buyer, and Buyer shall purchase from each such R&S Seller, the Purchased Equity set forth opposite such Seller’s name, as applicable, on Exhibit C, and shall contribute to Rondo Partners, and Rondo Partners shall accept from each such R&S Seller, the Contributed Equity set forth opposite such Seller’s name, as applicable, on Exhibit C, and AvKARE Holdings shall sell to Rondo Top Holdings, and Rondo Top Holdings shall purchase from AvKARE Holdings, all of the issued and outstanding membership interests in AvKARE, for an aggregate amount (the “Closing Purchase Price”) equal to:

(a)    Enterprise Value; plus (i) the Estimated Closing Cash; minus (ii) the sum of (A) the Estimated Indebtedness, (B) the Estimated Transaction Expenses and (C) the Estimated Service Bonus Expenses, and plus or minus, as applicable, (iii) the Estimated Net Working Capital Difference; minus

(b)    the sum of the Rollover Equity Interest Value (as defined herein) and the principal amount, as of the Closing Date, of the Rondo Top Notes.

(c)    The Closing Purchase Price will be paid by a combination of cash, by Buyer, and R&S Seller Notes, by Rondo Partners, and by AvKARE Seller Notes, by Rondo Top Holdings.

Section 2.02    Escrow Fund; Sellers’ Representative Expense Fund. At the Closing, Buyer shall deposit or cause to be deposited:

(a)    the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), with the Escrow Agent, to be held exclusively for the purpose of securing the indemnification obligations of Sellers set forth in Section 9.02 and the obligations of Sellers in Section 2.05;

(b)    the Sellers’ Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements, the “Sellers’ Representative Expense Fund”), with Sellers’ Representative, to be held for the purpose of funding any expenses of Sellers’ Representative arising in connection with the administration of Sellers’ Representative’s duties in this Agreement after the Effective Time.

Section 2.03    Transactions Effected at the Closing.

(a)    At the Closing, Buyer shall:

(i)    deliver to each R&S Seller holding Purchased Equity, by wire transfer of immediately available funds to the accounts of such Sellers and AvKARE Holdings as set forth on the Closing Memorandum, the Closing Cash Consideration;

(ii)    deliver to each R&S Seller the R&S Seller Notes, and the AvKARE Owners the AvKARE Seller Notes, as set forth on the Closing Memorandum;

(iii)    deliver to the Escrow Agent, by wire transfer of immediately available funds the Escrow Amount;

(iv)    deliver to Sellers’ Representative, the Sellers’ Representative Expense Amount;

(v)    pay, on behalf of any Company, AvKARE Holdings or Sellers, the Estimated Indebtedness and the Estimated Transactions Expenses to the applicable payees in accordance the Closing Memorandum;

(vi)    deliver to Sellers’ Representative, a copy of the fully issued and bound RWI Policy;

(vii)    deliver to Sellers’ Representative a counterpart signature page to the A&R Operating Agreement, duly executed by Buyer;

(viii)    deliver to Sellers’ Representative duly executed employment agreements between Buyer or an Affiliate of Buyer and each of Steve Shirley, Darren Shirley, Karol Ann Hoffman and Mary Timi Smith, in substantially the forms attached hereto as Exhibit H-1, Exhibit H-2, Exhibit H-3 and Exhibit H-4, respectively, which shall be automatically effective contemporaneously with the Closing (each, an “Employment Agreement”);

(ix)    deliver affidavits, signed under penalties of perjury, dated as of the Closing Date, stating that each Seller and AvKARE Holdings is not a “foreign person” within the meaning of Sections 1445 and 1446(f) of the Code; and

(x)    deliver all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.01 and Section 8.03.

(b)    At the Closing, unless otherwise waived in writing by Buyer, Sellers’ Representative shall deliver to Buyer the following:

(i)    Assignment of Membership Interest Agreements, in form and substance reasonably satisfactory to Buyer, conveying the Purchased Equity to Buyer, duly executed by each Seller holding the Purchased Equity and AvKARE Holdings;

(ii)    consents, in a form reasonably satisfactory to Buyer, from each Person listed on Schedule 2.03(b)(ii), consenting to the consummation of the Contemplated Transactions;

(iii)    counterpart signature pages to the Employment Agreements, duly executed by the applicable Employee;

(iv)    (iv) deliver to Buyer counterpart signature pages to the A&R Operating Agreement, duly executed by the R&S Sellers, and Rondo Partners; and

(v)    all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.01 and Section 8.02.

Section 2.04    Distribution of Debt Financing Proceeds. Upon the terms and subject to the conditions set forth in this Agreement, Rondo Intermediate Holdings shall, following the Closing and upon consummation of the Debt Financing, distribute to Rondo Holdings, and Rondo Holdings shall distribute to Rondo Top Holdings, a Debt Financing Distribution equal to $180,000,000 (which amount shall be used by Rondo Top Holdings to satisfy, following the Closing Date in accordance with their terms, a portion of the amount due under the AvKARE Seller Notes), in accordance with the instructions set forth in the Closing Memorandum (and with the amount of the Debt Financing, and the Debt Financing Distribution, subject to revision, with any such revisions to be reflected in the Closing Memorandum).

Section 2.05    Purchase Price Adjustment.

(a)    Five (5) days prior to the Closing, the Companies shall have prepared and delivered to Buyer an estimated closing statement that contains (except, in the case of clauses (ii), (iii) and (iv), to the extent such information is otherwise included in the Closing Memorandum) a good faith estimate prepared in accordance with the Applicable Accounting Practices and Procedures, together with reasonably detailed supporting documentation, of (i) the estimated (x) positive difference by which Net Working Capital exceeds $63,000,000 or (y) the negative difference between Net Working Capital and $58,000,000 ((x) or (y), the “Estimated Net Working Capital Difference”), (ii) the amount of Indebtedness of the Companies calculated through and including the Closing Date that will be unpaid immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the Transaction Expenses of the Companies calculated through and including the Closing that will be unpaid immediately prior to the Closing (the “Estimated Transaction Expenses”), (iv) the Service Bonuses of the Companies that will be unpaid immediately prior to the Closing (the “Estimated Service Bonus Expenses”) and (v) Cash and Cash Equivalents of the Companies as of immediately prior to the Closing (the “Estimated Closing Cash”), such estimated amounts which shall be taken into account in determining the Closing Purchase Price pursuant to the definition thereof. The Parties acknowledge that Buyer shall be entitled to rely on the Closing Memorandum and any payments made by Buyer in accordance with the Closing Memorandum will be deemed to have been made in accordance with this Agreement, and Buyer’s obligation to make payments under this Agreement shall be deemed to have been satisfied.

(b)    No later than ninety (90) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation, in reasonable detail and prepared in accordance with the Applicable Accounting Practices and Procedures, of (i) (x) positive difference by which Net Working Capital exceeds $63,000,000 or (y) the negative difference between Net Working Capital and $58,000,000 ((x) or (y), the “Closing Net Working Capital Difference”), (ii) the amount of Indebtedness of the Companies calculated through and including the Closing and unpaid immediately prior to the Closing (the “Closing Indebtedness”), (iii) the Transaction Expenses calculated through and including the Closing and unpaid immediately prior to the Closing (the “Closing Transaction Expenses”), (iv) the Service Bonuses of the Companies that were unpaid immediately prior to the Closing (the “Closing Service Bonus Expenses”), (v) the Cash and Cash Equivalents as of immediately prior to Closing (“Closing Cash”), and (vi) Buyer’s proposed calculation of the Closing Adjustment.

(c)    On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Closing Statement to Sellers’ Representative, Sellers’ Representative may give Buyer a written notice stating Sellers’ Representative’s objections (an “Objection Notice”) to the Closing Statement. During such thirty (30) calendar-day period, Buyer will provide Sellers’ Representative and its Representatives reasonable access to (i) review the financial books and records of the Companies to the extent necessary for its review of the Closing Statement, and (ii) the employees and other representatives of Buyer and the Companies to respond to questions relating to the Closing Statement. Any Objection Notice shall specify in reasonable detail, the nature and dollar amount of the objections and the reasonable basis or bases therefor. If Sellers’ Representative does not timely deliver an Objection Notice, then Buyer’s proposed calculation of the Closing Adjustment as set forth in the Closing Statement and shall be deemed accepted and shall be final and binding on the parties.

(d)    Following Buyer’s receipt of an Objection Notice, Sellers’ Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. If Sellers’ Representative and Buyer fail to resolve such dispute within thirty (30) days after Buyer receives the Objection Notice, then they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm, mutually acceptable to Sellers’ Representative and Buyer who, unless otherwise agreed by Sellers’ Representative and Buyer, will have had no prior connections, business relationships, personal relationships, or conflicts with any of the Parties or others that are in any way participating in the negotiation, discussion, or closing of the Contemplated Transactions (the “Independent Accountant”). The Independent Accountant shall make the final, binding determination, absent fraud or Manifest Error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by Sellers’ Representative and Buyer (the “Closing Adjustment Disputed Items”). Buyer, on the one hand, and Sellers’ Representative, on the other hand, each shall provide the Independent Accountant with their respective determinations of the Closing Adjustment Disputed Items. The Independent Accountant shall make its determination of the Closing Adjustment Disputed Items and the resultant Closing Adjustment which determination shall be final and binding on Sellers’ Representative and Buyer (absent fraud or Manifest Error). The determination of any of the Closing Adjustment Disputed Items by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of each of Buyer’s and Sellers’ Representative’s calculation with respect to such Closing Adjustment Disputed Items. The determination of the Closing Adjustment Disputed Items by the Independent Accountant shall be based on whether such Closing Adjustment Disputed Items have been calculated in accordance with the standards set forth in this Agreement. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by Buyer and Sellers’ Representative in response to the Independent Accountants’ request or otherwise. The fees, costs and expenses of the Independent Accountant shall be split equally between Sellers’ Representative and Buyer. Either of Sellers’ Representative or Buyer may require that the Independent Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accountant under this Section 2.05.

(e)    If the Closing Adjustment, as finally determined pursuant to Section 2.05(c) or (d), as applicable, is a negative number after final determination pursuant to this Section 2.05, Sellers’ Representative and Buyer shall, within three (3) Business Days after the final determination of the Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Fund by wire transfer of immediately available funds to Buyer, an amount in cash equal to the Closing Adjustment. For the avoidance of doubt, recovery from the Escrow Fund shall be the sole and exclusive remedy available to Buyer for and in respect of any negative Closing Adjustment, and neither any Seller, AvKARE Holdings nor any other Person shall have any liability to Buyer or any other Person for any portion of such negative Closing Adjustment following depletion of the Escrow Fund.

(f)    If the Closing Adjustment, as finally determined pursuant to Section 2.05(c) or (d), as applicable, is a positive number, any excess shall be paid by Buyer within 12 months following the date of such final determination in immediately available funds in accordance with the same payment allocations and instructions.

Section 2.06    Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place (i) at 10:00 a.m., Nashville, Tennessee time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event prior to January 1, 2020, either at the offices of Frost Brown Todd LLC, 150 Third Avenue South, Suite No. 1900, Nashville, Tennessee

37201, or remotely via portable document format (.pdf), email, facsimile, or any combination thereof, or (ii) at such other time or on such other date or at such other place as Parties may mutually agree upon in writing; provided, that notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions, the Closing shall occur instead on (a) the earlier to occur of (x) any Business Day during the Marketing Period to be specified by Buyer to Sellers on no less than two (2) Business Days’ written notice to Sellers’ Representative and (y) the second (2nd) Business Day following the last day of the Marketing Period or (b) such other date, time or place as agreed to in writing by Buyer and Sellers, in each case subject to the satisfaction or waiver of the conditions set forth in Article VIII (the day on which the Closing takes place being the “Closing Date”).

Section 2.07    Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld from amounts payable under this Agreement. To the extent that any such amounts are properly deducted, withheld, and remitted to the appropriate Governmental Authority in accordance with applicable Tax Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Buyer intends to withhold any Taxes pursuant to this Section 2.07 from amounts payable to any Person under this Agreement, then Buyer shall provide written notice to such Person at least three (3) Business Days in advance of making such payment stating the amounts proposed to be withheld and the reasons for the withholding, and shall provide such Person with an opportunity to discuss whether such withholding is appropriate. Buyer shall cooperate with any Person in pursuing any refund claim relating to withheld Taxes. Buyer will promptly pay to Sellers’ Representative the full amount of any Tax refund received by Buyer or any of its Affiliates relating to any withholding from amounts payable or paid to any Person under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, solely with respect to such Seller and not with respect to any other Seller, hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01    Organization and Existence. Each such Seller that is not a natural Person (a) is duly formed, validly existing and in good standing under the Laws of such Seller’s jurisdiction of formation, (b) such Seller has all requisite power and authority to own, as applicable, lease and operate its properties, and to carry on its business as now conducted and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect, and (c) such Seller is not in default under or in violation of any provision of its Organizational Documents, each as amended to date, and all such documents are in full force and effect.

Section 3.02    Authority and Enforceability. To the extent such Seller is an entity, such Seller has the requisite entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. To the extent such Seller is a natural person, such Seller is of legal age and of sound mind, is not under any duress, and has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform his or her obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement and any other Transaction Documents to which such Seller is or will be a party has been, or will be as of the Closing, duly executed and delivered by such Seller. Assuming the due authorization, execution and delivery by each other Party thereto, this Agreement and any such Transaction Documents constitute (or will constitute) the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.03    No Conflict. Neither such Seller’s delivery or performance of this Agreement and the other applicable Transaction Documents to which such Seller is a party, nor the consummation by such Seller of the Contemplated Transactions to which such Seller is a party, (a) conflicts with, materially violates, results in a material breach of or default under or requires the consent, approval or authorization of any Person under (i) any Law or Governmental Order applicable to such Seller, (ii) the Organizational Documents of such Seller that is not a natural Person, or (iii) any Contract to which such Seller or any Company is a party or by which its properties or assets are bound; or (b) requires such Seller to obtain any Permit from, or make any registration, declaration or filing with, any Governmental Authority, except in the case of clause (a)(iii) of this paragraph, where the conflict, violation, breach, default, failure to obtain consent, failure to obtain approval, failure to obtain authorization, failure to obtain a Permit, or failure to make a registration, declaration or filing with any Governmental Authority would not have a Material Adverse Effect.

Section 3.04    Ownership. Immediately prior to the consummation of the Pre-Closing Reorganization, each Seller, as applicable, was the sole beneficial and record owner of all of the issued and outstanding AvKARE Shares and R&S Interests set forth opposite such Seller’s name on Exhibit A, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the Pre-Closing Reorganization, each Seller, as applicable, will transfer and deliver the AvKARE Shares to AvKARE Holdings and the R&S Interests to Rondo Partners, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances. Such Seller is the sole record and beneficial owner of the Purchased Equity indicated as being held by such Seller on Exhibit C, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Equity shall constitute 65.1% of all of the issued and outstanding membership interests of R&S Northeast as of the Closing Date. No Seller is a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any Purchased Equity other than this Agreement and the applicable Transaction Documents. Immediately prior to the Closing, all of the Purchased Equity will be owned of record and beneficially by those Persons listed on Section 3.04 of the Disclosure Schedules in the amounts set forth thereon, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.05    Proceedings. There are no Governmental Orders outstanding or any Proceedings pending or, to such Seller’s actual knowledge, threatened that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions or (b) would adversely affect such Seller’s ability to perform its obligations under this Agreement.

Section 3.06    No Brokers. Except for Raymond James, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Disclosure Schedules (which disclosures, in order to be effective with respect to a particular section or subsection, will specify the section or subsection to which they apply or such applicability will be reasonably apparent on its face), each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01    Organization, Authority and Qualification of the Companies. Prior to the consummation of the AvKARE Conversion, AvKARE was a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Tennessee. After consummation of the AvKARE Conversion, AvKARE will be a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Tennessee. R&S Northeast is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. Each Company has all necessary corporate or limited liability company power and authority, as applicable, to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Sellers have made available to Buyer true, correct and complete copies of the Organizational Documents of the Companies.

Section 4.02    Authority and Enforceability. Each Company has all requisite entity power, authority and capacity, as applicable, to execute and deliver this Agreement and any other Transaction Documents to which such Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions to which such Company is a party. The execution, delivery and performance by each Company of this Agreement and any other Transaction Documents to which it is or will be a party has been, or will be as of the Closing, duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of such Company, and no other corporate or limited liability company (as applicable) action is necessary on the part of such Company to authorize this Agreement and the other Transaction Documents to which the Company is a party or to consummate the Contemplated Transactions to which the Company is a party. This Agreement and any other Transaction Documents to which each Company is or will be a party has been, or will be as of the Closing, duly executed and delivered by such Company. Assuming the due authorization, execution and delivery by each other Party thereto, this Agreement and any such Transaction Documents constitute (or will constitute) the valid and binding obligations of such Company, enforceable against the Companies in accordance with the terms of this Agreement and such Transaction Documents, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.03    Capitalization.

(a)    Prior to the consummation of the transactions contemplated hereby, the AvKARE Shares and the R&S Interests set forth on Exhibit A constituted all of the issued and outstanding shares or membership interests of the Companies, as applicable. All of the AvKARE Shares and the R&S Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued (i) in violation of any preemptive rights, rights of first offer or refusal or similar rights, in each case only to the extent granted by the Company, or (ii) in violation of the Securities Act or other applicable securities Laws.

(b)    There are (i) no equity securities of a Company issued, reserved for issuance or outstanding and (ii) no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, calls or commitments, in each case to which a Company is a party or is bound, requiring the issuance or sale of any equity interests of either Company (excluding, for the avoidance of doubt, this Agreement and the applicable Transaction Documents). Neither Company is a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any Purchased Equity other than this Agreement and the applicable Transaction Documents.

Section 4.04    No Subsidiaries. Except for AvKARE’s ownership of a portion of the membership interests of R&S Northeast, no Company owns, and, since January 1, 2015, has not owned, directly or indirectly, any equity interest in any other Person. As of the consummation of the Closing, (a) neither Company will hold any direct or indirect equity interest in AvMEDICAL, LLC, (b) AvMEDICAL, LLC shall not be an Affiliate of either Company and (c) except as permitted under Section 7.15, no Company shall own or otherwise hold, or have any right or interest in, any assets (whether tangible or intangible) or Liabilities constituting or used in connection with the Med-Surg Business.

Section 4.05    No Conflicts; Consents. The execution, delivery and performance by the Companies of this Agreement and the other applicable Transaction Documents to which the Companies are a party, and the consummation of the Contemplated Transactions to which the Companies are a party, do not and will not: (a) conflict with, result in a violation or breach of or default under any provision of the Organizational Documents of the Companies; (b) materially conflict with, result in a material violation or breach of, or material default under, any provision of any Law or Governmental Order applicable to the Companies or any of their respective properties or assets; or (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default under, give rise to a right of termination, amendment, cancellation, increase or acceleration of any material obligation or loss of a material benefit under any Material Contract or Real Property Lease to which the Companies are party or by which any of their assets or properties are bound. No material consent, material approval, material Permit, material Governmental Order, material declaration or material filing with, or material notice to, any Governmental Authority is required by or with respect to Sellers or the Companies in connection with the execution and delivery of this Agreement and the other applicable Transaction Documents and the consummation of the Contemplated Transactions, except for such filings as may be required under the HSR Act or as set forth in Section 4.05 of the Disclosure Schedules.

Section 4.06    Financial Statements; Accounts Receivable; Accounts Payable; Internal Controls.

(a)    Section 4.06(a) of the Disclosure Schedules sets forth true, correct and complete copies of the following financial statements for each Company:

(vi)    audited financial statements consisting of the balance sheet of each Company as of December 31, 2018 and the related consolidated statements of income and retained earnings, stockholders’ equity (or capital accounts and members’ equity, as applicable) and cash flow for the year then ended (the “Audited Financial Statements”); and

(vii)    unaudited financial statements consisting of the balance sheet and income statement of each Company (the “Interim Financial Statements”, and together with the Audited Financial Statements and the Interim Financial Statements, the “Financial Statements”) as of October 31, 2019 (the “Balance Sheet Date”).

(b)    The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which adjustments or notes are material to either Company. The Financial Statements fairly present in all material respects the financial condition of the Companies as a whole as of the respective dates they were prepared and the results of the operations and cash flows of the Companies for the periods indicated, all in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes, none of which adjustments or notes are material to either Company).

(c)    No Company has any Liabilities or other obligations that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected in the Financial Statements (or the notes thereto), and (ii) Liabilities arising in the ordinary course of business since the Balance Sheet Date (provided, that, the exception in this clause (ii) does not apply to any Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or a Proceeding).

(d)    All accounts receivable reflected on the Financial Statements, arising after the Balance Sheet Date or due to any Company as of the Closing have arisen from bona fide sales actually made or services actually performed by such Company in the ordinary course of business, and are not subject to defenses, set-offs or counterclaims other than returns, refunds or cash discounts in the ordinary course of business. All accounts payable and accrued expenses reflected on the Financial Statements, arising after the Balance Sheet Date or due from any Company as of the Closing Date, have arisen from bona fide purchases actually made or services actually received by such Company in the ordinary course of business.

(e)    Each Company has designed and maintained a system of internal accounting controls over financial reporting sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of Financial Statements in accordance with the Applicable Accounting Practices and to maintain appropriate accountability for items, and (iii) access to the properties and assets of such Company is permitted only in accordance with management’s general or specific authorization.

Section 4.07    Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement (including as expressly contemplated in the Pre-Closing Reorganization) or as set forth on Section 4.07 of the Disclosure Schedules, since the Balance Sheet Date (a) the Companies have operated the Business in the ordinary course of business and (b) no Company has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 6.01. Since the Balance Sheet Date, there has been no Material Adverse Effect.

Section 4.08    Material Contracts.

(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts and other agreements to which any Company is a party (other than any Contracts affecting real property which are set forth on Section 4.09(c) of the Disclosure Schedules) (collectively, the “Material Contracts”):

(viii)    each Contract involving aggregate consideration or payments in excess of $100,000 or requiring performance by any party thereto more than one (1) year from the date hereof, which, in each case, cannot be cancelled by such Company without penalty or without more than 180 days’ notice;

(ix)    all agreements that relate to the sale or disposition of any of a Company’s properties or assets, other than sales of inventory in the ordinary course of business, for consideration in excess of $50,000;

(x)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(xi)    except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, guarantees) of a Company or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material portion of the assets of any Company;

(xii)    all agreements between or among a Company on the one hand and Seller or any Affiliate of any of Seller (other than the other Company) on the other hand;

(xiii)    all collective bargaining agreements or agreements with any labor organization, union or association to which a Company is a party;

(xiv)    any stock purchase, stock option or similar plan (including any similar such plans relating to the equity securities of a Person that is not a corporation);

(xv)    any Contract reflecting a settlement of any threatened or pending Proceedings entered into since January 1, 2015;

(xvi)    any Contract for the employment of any officer, Employee or other person on a full-time or consulting basis providing for (i) an annual base salary or aggregate fees in excess of $100,000 or (ii) separation payments in excess of $50,000;

(xvii)    any Contracts (A) prohibiting or materially limiting the right of any Company to compete in any line of business or to conduct business with any Person in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty or (C) obligating any Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xviii)    any Government Contract or Government Bid;

(xix)    any Contract under which any Company is providing indemnification of any Person in an actual, ongoing and existing matter;

(xx)    any Contract (A) pursuant to which any Person grants a license, sublicense, agreement or other permission to any Company to use any Intellectual Property (but excluding licenses or shrink wrap Contracts for commercially available, unmodified, off-the-shelf software with an aggregate annual cost of less than $10,000), (B) pursuant to which a license, sublicense, agreement or other permission to use any material Company Intellectual Property is granted to another Person (but excluding Contracts granting non-exclusive licenses to customers, suppliers and independent contractors of the Companies in the ordinary course of business), (C) under which any Intellectual Property is developed by or on behalf of a Company or (D) under which a Company has resolved any dispute or threatened dispute with regard to Intellectual Property;

(xxi)    any Contract establishing any partnership, joint venture or strategic alliance;

(xxii)    any Contract with any Material Customer;

(xxiii)    any Contract with any Material Supplier;

(xxiv)    Contracts for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of either Company, the performance of which involves consideration in excess of $50,000 annually or $150,000 in the aggregate; and

(xxv)    any other Contract that is material to the Business or any Company and is not described in any of the items set forth above in this Section 4.08(a).

(b)     Except as set forth on Section 4.08(b) of the Disclosure Schedules, no Company nor, to Sellers’ Knowledge, any other party thereto, is in, or has received written notice of any, material breach of, or material default under, any Material Contract. A copy of each Material Contract has previously been made available to Buyer. Each Material Contract is a valid and binding agreement of the applicable Company, and to Sellers’ Knowledge, each other party thereto, and is in full force and effect, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at Law. The applicable Company and, to Sellers’ Knowledge, each other party to each Material Contract have performed all material obligations required to be performed by it under such Material Contract, and, to Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would materially violate, materially conflict with or result in a materially breach of or default under, or give rise to any right of termination, modification, amendment, cancellation or acceleration under, any Material Contract.

Section 4.09    Personal Property; Real Property.

(a)    The Companies have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    All Personal Property necessary for the operation or conduct of the Business as conducted on the date hereof are in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business. The Personal Property owned, leased or licensed by the Companies constitute all of the tangible personal property (a) necessary, sufficient and appropriate for the Companies to carry on their business as currently conducted and (b) immediately after the Closing, necessary for the Companies to continue to operate and conduct the Business in the manner and to the extent currently conducted. AvMEDICAL, LLC does not and will not own or otherwise hold any assets (tangible or intangible) that are necessary for the Companies to conduct the Business as presently conducted.

(c)    None of the Companies owns any real property. Section 4.09(c) of the Disclosure Schedules sets forth an accurate and complete list of all real property leases, subleases, licenses, use and occupancy or similar agreements, and any amendments thereto (each, a “Real Property Lease” and collectively the “Real Property Leases”) to which any Company is a party, or by which it is bound, and leases interests in real property (such property, and the buildings and improvements thereon are herein referred to as the “Real Property”). The Real Property constitutes all parcels of real property and interests in real property used in the conduct of the business of the Companies as currently operated and, other than the Real Property, the Companies do not own, occupy, lease, or sublease, any real property in the conduct of the business.

(d)    Each Real Property Lease is valid and binding on the applicable Company and, to Sellers’ Knowledge, on the other parties thereto, and is in full force and effect. None of the Companies has amended, modified, supplemented, replaced, terminated or canceled any Real Property Leases (other than as set forth on Section 4.09(c) of the Disclosure Schedules). The copies of the Real Property Leases delivered to Buyer are true, correct and complete, and each Real Property Lease is the only document relating to the subject matter thereof and there are no understandings, representations or warranties or promises which are not fully set forth in the copies of the Real Property Leases. Neither the Company nor, to Sellers’ Knowledge, the other parties to the Real Property Leases are in default under each Real Property Lease. There are no conditions, events or circumstances with the giving or notice or passage of time, or both, that would constitute a breach or default by the Companies under any Real Property Lease.

(e)    Except as set forth on Section 4.09(e) of the Disclosure Schedule, (i) the Companies have operated and maintained the Real Property in accordance with applicable Laws that govern the operation and maintenance of the Real Property by the Companies, (ii) the Real Property is supplied with utilities sufficient to operate each facility in the ordinary course of business, (iii) the

Companies’ leasehold interest in the Real Property is free and clear of all Encumbrances except for Permitted Encumbrances, (iv) the Real Property Leases have not been assigned, subleased, licensed, or underlet by the Companies and, to the Sellers’ Knowledge, there are no parties in possession of the Real Property other than the Company that is a party to such Real Property Lease, (v) no third party has the option to purchase, lease or sublease, or a right of first offer or first refusal, in each case granted by the Companies, to purchase, lease or sublease all or any portion of the Real Property, (vi) no casualty events have occurred in the past twenty-four (24) months and there are no pending, or, to Sellers’ Knowledge, any threatened condemnation proceedings, law suits or administrative actions relating to the Real Property or any matters affecting the current use by, occupancy by, or value of the Real Property to the Companies, and (vii) all buildings, fixtures, improvements and structures located on and all appurtenances belonging to the Real Property have been maintained in all respects and, taken as a whole, are in good condition and repair in all material respects, normal wear and tear excepted, and are suitable for their intended purposes for which they are being used and for the operation of the Business.

Section 4.10    Intellectual Property.

(a)    Section 4.10(a) of the Disclosure Schedules sets forth a complete and correct list of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned by the Companies, and the jurisdiction, owner and, where applicable, the registration or application number of each application and registration. The foregoing applications and registrations are valid and subsisting and in full force and effect, and all registration, maintenance and renewal fees applicable to such Intellectual Property that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items.

(b)    The Companies own or have the right to use all Intellectual Property necessary to conduct the Business as currently conducted (the “Company Intellectual Property”). The Companies have good, valid and marketable title to the Company Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)    (i) The Company Intellectual Property as currently licensed or used by the Companies, and the Companies’ conduct of the Business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the last six years there has been no claim of any such infringement, misappropriation, or other conflict pending or threatened against any Person by the Companies. No Proceeding is pending and the Companies have not received any written claim or written demand in the last six years, in either case, that challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property. No Company Intellectual Property is subject to any outstanding Governmental Order.

(d)    The Companies do not license, sublicense, nor are any of them a party to any other Contract authorizing a third party to use, practice any rights under or grant sublicenses with respect to, any Company Intellectual Property. The Company Intellectual Property constitutes all the Intellectual Property used in or necessary for the operation of the Business as currently conducted.

(e)    The Companies have taken steps reasonable under the circumstances to protect and maintain the confidentiality of their trade secrets and other confidential information. All Employees have, (i) if such Person had access to any material confidential information of the Companies and of other Persons to which the Companies have a duty of confidentiality, agreed since January 1, 2015 to keep such information confidential, and (ii) if such Person was or is reasonably expected to be involved in the development of any Intellectual Property for a Company, assigned to such Company in writing all Intellectual Property authored, developed, or otherwise created by such Person in the course of such Person’s engagement with such Company. No Employee has any ownership rights in, or a license to, any Company Intellectual Property.

(f)    No funding, resources, facilities, or personnel of any Governmental Authority, university or research institution has been used in connection with the development of any Intellectual Property rights by or for any Company, and no Governmental Authority, university, or research institution has ownership rights in or a license to (other than as a customer) any Company Intellectual Property.

(g)    The Business Systems are sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as presently conducted by the Companies. Since January 1, 2015, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any Business Systems, in each case that have materially disrupted the conduct of the Business. To Sellers’ Knowledge, the Business Systems do not contain any viruses, malicious code or other unauthorized code or devices that do or would reasonably be expected to impair the operation of the Business Systems in any material respect.

(h)    Since January 1, 2015, there have been no (and none of the Companies have received any written notices of any) actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) (“Security Breaches”) of (i) the Business Systems, including information stored or contained therein or transmitted thereby or (ii) personal information or other confidential or proprietary information collected, processed, stored or maintained by or on behalf of any Company. Each Company takes reasonable precautions under the circumstances to prevent any such Security Breaches. The Companies are and have, since January 1, 2015, been in compliance with all Data Security Requirements in all material respects, and, since January 1, 2015, no event or occurrence has transpired that would require any Company to provide notice to any Person with respect to any Security Breach or under any Data Security Requirement. The consummation of the Contemplated Transactions will not violate any Data Security Requirements.

Section 4.11    Insurance.

(a)    Set forth in Section 4.11(a) of the Disclosure Schedules is a list of all material policies of property, fire and casualty, product liability, general liability, workers’ compensation and other forms of insurance held by the Companies with respect to the Business (collectively, the

“Existing Insurance Policies”). Copies of the Existing Insurance Policies have been made available to Buyer. The Existing Insurance Policies constitute all of the insurance required to be maintained in connection with the Business pursuant to applicable Law or as required under any Material Contract or Real Property Lease.

(b)    The Existing Insurance Policies are in full force and effect and, to Sellers’ Knowledge, are free from any right of termination on the part of the insurance carriers. All premiums and retained losses within deductibles or self-insured retentions due with respect to the Existing Insurance Policies have been paid or accrued. With respect to the Existing Insurance Policies (i) no notice of termination or cancellation has been received by the Companies with respect to any policy and (ii) no notice has been received by the Companies that indicates that material changes in any policy are required as a condition to the continuation of coverage under, or renewal of, such policy. There is no claim by or with respect to any Company pending under any Existing Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. No Company has any self-insurance or co-insurance programs.

Section 4.12    Legal Proceedings; Governmental Orders. Except as set forth in Section 4.12 of the Disclosure Schedules, there are no Proceedings pending or, to Sellers’ Knowledge, threatened against or by, or otherwise relating to, any Company or any of its properties or assets, and, to Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Buyer true, correct and complete copies of any pleadings, correspondence and/or audit response letters relating to any such Proceedings as are in the possession of or are available to Sellers or any Company as of the date hereof. No Company is subject to any outstanding Governmental Order.

Section 4.13    Suppliers; Customers.

(a)    Section 4.13(a) of the Disclosure Schedules sets forth (i) each supplier to whom the Companies have paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of fiscal year 2018 and the portion of fiscal year 2019 through November 23, 2019 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Company has received any notice, and to Sellers’ Knowledge, none of the Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with such Company. Each supplier of Products to a Company has duly certificated to such Company that all such Products supplied or provided by such Material Supplier are compliant with the Trade Agreements Act of 1979 (19 U.S.C. 2501, et seq.)

(b)    Section 4.13(b) of the Disclosure Schedules sets forth (i) each customer that has paid consideration to the Companies for goods or services rendered in an amount greater than or equal to (A) $1,000,000 with respect to customers that are Governmental Authorities and (B) $10,000 with respect to customers that are not Governmental Authorities, for each of fiscal year 2018 and the portion of fiscal year 2019 through November 23, 2019 (collectively, the “Material Customers”); and (ii) the amount of purchases from each Material Customer during such periods. No Company has received any notice, and to Sellers’ Knowledge none of, the Material Customers has ceased, or intends to cease, to purchase goods or services from such Company or to otherwise terminate or materially reduce its relationship with such Company.

Section 4.14    Compliance with Laws; Permits; Regulatory Matters.

(a)    Each Company is, and since January 1, 2015 such Company has been, and conducts and has conducted its business, in material compliance with all Laws applicable to it, the Products, the Business and its properties or assets, including those of the FDA, DEA, FTC, CMS and other Regulatory Authorities. As required under Law, or pursuant to regulation, the Companies have maintained, filed, or furnished to the applicable Regulatory Authority, Governmental Authority, or Person all material registrations, listings, filings, documents, claims, reports, notices, and other submissions (collectively “Reports”) required to be maintained, filed, or furnished on a timely basis. At the time of maintenance, filing, or furnishing, all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.

(b)    Section 4.14(b) of the Disclosure Schedules sets forth a complete and correct list of all material Permits, except Environmental Permits, held by the Companies, which constitute all material Permits, except Environmental Permits, that are required under all applicable Laws to own, operate and lease the properties and assets that each purports to own, operate or lease, to manufacture or market any Product and to conduct their business as currently conducted. All such Permits held by the Companies are valid and in full force and effect and will continue in full force and effect immediately following the Closing and no Company is in material default under or in material violation of (and, to Sellers’ Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a material default under or material violation of) any Permit held by it. There are no Proceedings pending or, to Sellers’ Knowledge, threatened against either Company that could reasonably be expected to result in the revocation, cancellation, suspension or limitation of any Permit held by such Company.

(c)    Except as set forth on Section 4.14(c) of the Disclosure Schedules, the Companies have not, since January 1, 2015, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals, removals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, stability or regulatory compliance of any Product developed, manufactured, tested, processed, packaged, labeled, repackaged, relabeled, imported, stored or held for sale, distributed, sold, used or marketed by or on behalf of the Companies. None of the Companies have received any written notice since January 1, 2015 through the date hereof, that the FDA, DEA, FTC, CMS, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke, deny or withdraw any Regulatory Approval or other marketing authority of a Product, or request the recall, market withdrawal, removal or replacement of any Product, (ii) commenced, or threatened to initiate, any action to seize any Product or enjoin the development, manufacture, testing, processing, packaging, labeling, repackaging, relabeling, import, storage, sale, use, marketing, promotion or distribution of any Product, or (iii) commenced, or threatened to initiate, any action to seize any Product or enjoin the development, manufacture, testing, processing, packaging, labeling, repackaging, relabeling, import, storage, sale, use, marketing, promotion or distribution of any Product produced at any facility where any Product is developed, manufactured, tested, processed, packaged, labeled or held for sale, distributed, sold, or used.

(d)    For each Product, Sellers have made available to Buyer a complete and correct Regulatory File and such Regulatory Files contain complete and correct copies of all adverse event reports and other pharmacovigilance documentation relating to the Products for the period and to the extent that such adverse event reports are required by Law to be maintained. To Sellers’ Knowledge, since January 1, 2015, all clinical and pre-clinical studies conducted by or on behalf of or sponsored by any Company with respect to the Business, or in which Products have participated were and, if still pending, are being, conducted in accordance with all applicable Laws and regulation, including good laboratory practices and good clinical practices. The Companies have not received, since January 1, 2015, any written notices, correspondence or other communication from any Regulatory Authority requiring the hold, termination, or suspension of any clinical trials conducted by, or on behalf of, the Companies with respect to the Business, or in which Products have participated.

(e)    None of the Companies have received or have otherwise learned of any complaints, information, or other adverse outcomes related to their services or Products that would reasonably be expected to have a Material Adverse Effect on any of the Companies.

(f)    All of the Companies’ drug distribution activities (including but not limited to sourcing, packaging and sale) and directly-related ancillary services are in full compliance with the good distribution practices required by any Regulatory Authority, with the restricted distribution requirements for any Product imposed by FDA, with the Federal Food, Drug and Cosmetic Act and with the Drug Supply Chain Security Act, including requirements for registration, reporting, licensing, drug listing, authorized trading partner restrictions, product tracing and identification, importing and systems and procedures for verification, handling and reporting of suspect, illegitimate, unapproved or counterfeit products. All of the Companies’ product sourcing is conducted pursuant to arms’ length transactions with parties who have the right to sell the subject products to them without committing any violation of Laws or breaching any obligations to third parties.

(g)    The Companies have not, since January 1, 2015, engaged in any marketing or promotional activities related to the safety, efficacy, risks and benefits of, or other promotional claims for, the Products, except for formulary, pricing and contract discussions with federal procurement officers.

(h)    All of the Companies’ drug distribution activities are in full compliance with the Drug Supply Chain Security Act, including requirements for registration, reporting, licensing, drug listing, product tracing and identification, and systems for verification and handling of suspect or illegitimate product.

(i)    The Companies have not, since January 1, 2015, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other similar notices from any Regulatory Authority with respect to the Business, and there is no action or proceeding pending or, to Sellers’ Knowledge, threatened by any such Regulatory Authority, contesting the Companies’ approval of, import of, manufacture of, testing of, processing of, packaging of, repackaging of, stability of, distribution of, storage of, sale of, uses of, or the labeling, relabeling or promotion of any Product, or otherwise alleging any violation of Law with respect to, any Product developed, manufactured, distributed, sold, used, promoted or marketed by or on behalf of the Companies.

(j)    The Companies do not, and have not, manufactured any pharmaceutical products for resale (other than packaging, repackaging, labeling, relabeling or testing of third party manufactured finished products). During the past three years, with respect to any Products manufactured, packaged, repackaged, labeled, relabeled or tested on behalf of the Companies, the Products have been manufactured and services have been performed according to applicable good manufacturing practices, and there have been no (i) regulatory inspections of any facility in which such Products are manufactured or (ii) correspondence from any Governmental Authority, asserting that the manufacturing operations of any facilities in which such Products are manufactured are not in compliance in all material respects with all applicable Laws.

(k)    During the last three years, except as set forth in the Regulatory Files made available to Buyer, with respect to the Products and the facilities in which the Products are manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored, neither Company has received or been subject to any untitled letters or, to Sellers’ Knowledge, oral communication or correspondence, in each case from the FDA or any other Governmental Authority alleging that the Products or the facilities in which the Products are manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored are or were in violation of any Law or any applicable clearance, Permit, exemption, guidance or guideline, or alleging that the Products or the other facilities in which the Products are manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored are or were the subject of any pending, threatened or anticipated Proceedings by a Regulatory Authority.

(l)    (i) The Product Approvals are in full force and effect; (ii) there is no Proceeding by any Governmental Authority pending or, to Sellers’ Knowledge, threatened seeking the recall of the Products or the revocation or suspension of any of the Product Approvals and (iii) to Sellers’ Knowledge, there are no circumstances currently existing that might reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any of Product Approvals held by the Companies. Sellers have made available to Buyer complete and correct copies of all the Product Approvals and Regulatory Applications.

(m)    Since January 1, 2015, no Company has received any material written information from any Regulatory Authority with jurisdiction over the marketing, promotion, sale, use, preclinical and clinical development, handling and control, safety, efficacy, reliability, testing, processing, importation, distribution, packaging, labeling, manufacturing, federal health care program price reporting information and information required by Law or Regulatory Authority to be retained related to such price reporting, of Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any Regulatory Approval or federal health care program contract before such Regulatory Approval with respect to the Business.

(n)    Neither any Company, nor, to Sellers’ Knowledge, any employee or agent of the Companies or any Seller has made an untrue statement of material fact or fraudulent statement to the FDA, DEA FTC, CMS or any other Governmental Authority with respect to any Product or failed to disclose a material fact required to be disclosed to any Governmental Authority. Since January 1, 2015, all material reports, documents, claims and notices required to be filed, maintained, or furnished to any Regulatory Authority by the Companies with respect to the Business or the Products have been so filed, maintained or furnished and, to Sellers’ Knowledge, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither any Company, nor, to Sellers’ Knowledge, any employee or agent of the Companies or any Seller is or, since January 1, 2015, has been the subject of any pending or, to the Company’s Knowledge, threatened investigation, action, or Proceeding pursuant to the FDA ethics policy or otherwise resulting from any other untrue, fraudulent, or false statement or omission.

(o)    Neither any Company, nor, to Sellers’ Knowledge, any director, officer, employee, agent or distributor of any Company that is involved in the Business, has committed or been convicted of any crime or engaged in any conduct, or been the subject of any proceeding for which debarment or suspension is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither any Company nor, to Sellers’ Knowledge, any director, officer, employee, agent or distributor of any Company that is involved in the Business, has been convicted of any crime or engaged in any conduct, or been the subject of any proceeding for which such Person was or could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment, suspension, exclusion or inability to participate in federal procurement and non-procurement programs are pending or, to Sellers’ Knowledge, threatened, against any Company or, to Sellers’ Knowledge, any of their directors, officers, employees, agents or distributors that is involved in the Business.

(p)    Since January 1, 2015, the Companies have complied with all requirements of Federal Health Care Programs, requirements relating to the Veterans Healthcare Act of 1992, and requirements relating to sales to 340B Program entities.

(q)    None of the Companies or any of their respective officers, directors, managers or employees, or to Sellers’ Knowledge, any of their respective Affiliates or any third parties, in each case, acting on behalf of the Companies, has (i) knowingly presented or caused to be presented a claim for reimbursement for services to any state, federal or foreign Governmental Authority, including any Federal Health Care Program, that is false, (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program or pursuant to a Government Contract, or (B) to secure any improper advantage or to obtain or retain business that would cause the Companies to be in violation of any Law, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program, other government program, or other Person in violation of any Health Care Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated

therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that the Companies may collect reimbursement from a Governmental Authority or Federal Health Care Program.

Section 4.15    Products. Section 4.15 of the Disclosure Schedules sets forth a correct and complete list of all of the products imported, manufactured, tested, stored, distributed, sold, packaged, repackaged, labeled, relabeled, sold or marketed by the Companies (collectively, the “Products”). No Product is subject to any guaranty, warranty or other indemnity other than the applicable standard terms and conditions of the Companies that have been made available to Buyer. Each Company has taken reasonable steps to ensure that all Products and services that are designed, imported, manufactured, tested, stored, marketed, distributed, packaged, repackaged, labeled, relabeled, licensed or sold by or for any Company, or with respect to which any Company has provided any indemnity or a warranty, have been in material conformity with all applicable contractual commitments, Laws and express and implied warranties. To Sellers’ Knowledge, since January 1, 2015, no Person has made any claim against a Company arising out of any personal injury and/or death proximately caused by the use of the Products.

Section 4.16    Environmental Matters.

(a)    The Companies are and have been for the last five (5) years, in material compliance with all Environmental Laws and required Environmental Permits and have not received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Companies hold all required Environmental Permits and all such Environmental Permits are identified on Section 4.16(b) of the Disclosure Schedules.

(c)    There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Companies or the Real Property nor has there been any other Release of or exposure to Hazardous Materials that would reasonably be expected to result in liability to the Companies, and the Companies have not received an Environmental Notice that any Real Property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material or any Hazardous Material is present which would reasonably be expected to result in an Environmental Claim against, or a violation of or liability under Environmental Laws or term of any Environmental Permit by, the Companies.

(d)    None of the Companies, any predecessors of any of the Companies, or any entity previously owned by any of the Companies, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or would reasonably be expected to result in an Environmental Claim against any of the Companies.

(e)    There are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at any Real Property.

(f)    There are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any of the Companies or Sellers (or any advisors or representatives thereof) with respect to any Real Property which have not been delivered to Buyer prior to execution of this Agreement.

(g)    None of the Companies has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws.

(h)    None of the Companies has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

Section 4.17    Employee Benefit Matters.

(a)    Section 4.17(a) of the Disclosure Schedules contains an accurate and complete list of each employee benefit plan within the meaning of Section 3(3) of ERISA, and each other benefit, retirement, employment, consulting, compensation, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, health, medical, dental, life insurance, disability, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Companies, current or former directors of the Companies or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Companies, or under which the Companies have any Liability (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    Each Benefit Plan and any related trust complies in all material respects with all applicable Laws (including ERISA and the Code) and has been administered and operated in all respects in accordance with its terms, except for any failure to so comply, administer or operate that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Companies or any of their Affiliates.

(c)    Each Benefit Plan and any related trust complies in all material respects with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a volume submitter or prototype plan, can rely on an opinion letter from the Internal Revenue Service to the volume submitter or prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.

(d)    All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. To Sellers’ Knowledge, no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year.

(e)    None of the Companies or any of their Affiliates has any unfunded liabilities pursuant to any Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

(f)    With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject a Company to a Tax under Section 4971 of the Code or the assets of a Company to a lien under Section 430(k) of the Code.

(g)    None of the Companies or any of their Affiliates, nor any of their respective directors, officers or employees, nor, to Sellers’ Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Benefit Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.

(h)    None of the Companies or any other Person who would be treated as a single employer with the Companies under Section 414 of the Code has ever sponsored, maintained, contributed to (or had an obligation to contribute to), or had any Liability to any employee benefit plan covered by Title IV of ERISA or Section 412 of the Code, and none of the Companies or any Person who would be treated as a single employer with the Companies under Section 414 of the Code has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any multiemployer plan (as defined in Section 3(37) of ERISA).

(i)    No Company (A) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation or (B) has engaged in any transaction which would give rise to a Liability of a Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(j)    None of the Companies or any of their Affiliates has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code, or in 45 Code of Federal Regulations Section 160.103, as applicable) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(k)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(l)    No liability, claim, action, litigation, audit, examination, investigation or proceeding has been made, commenced or, to Sellers’ Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course) which would result in a material liability of the Companies or any Affiliate thereof.

(m)    No Benefit Plan has within the two (2) years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority, and none of the Companies or any of their Affiliates has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Benefit Plan.

(n)    Except as disclosed on Section 4.17(n) of the Disclosure Schedules, the execution of this Agreement and the consummation of the Contemplated Transactions do not constitute a triggering event under any Benefit Plan or other policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) would: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any complete or partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan.

(o)    The execution of this agreement and the consummation of the Contemplated Transactions do not constitute a triggering event under any Benefit Plan or other policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment being considered a “parachute payment” (as such term is defined in Section 280G of the Code).

(p)    Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code and the guidance thereunder.

(q)    With respect to each Benefit Plan which provides for the grant of options to purchase stock or equity of any of the Companies, each such stock option has been granted at an exercise price equal to no less than the fair market value of such Company stock or equity at the date of grant and there has been no “backdating” of any such stock options.

(r)    Except as disclosed on Section 4.17(r) of the Disclosure Schedules, the Companies have classified all individuals who perform services for them correctly under each Benefit Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees.

(s)    Sellers have made available to Buyer or its counsel true and complete copies of each Benefit Plan, together with all amendments thereto, including, in the case of any Benefit Plan not set forth in writing, a written description thereof, and, to the extent applicable, (i) all current summary plan descriptions and any summaries of material modification, (ii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iii) the annual report on IRS Form 5500-series, including any attachments thereto, for each of the last three plan years, (iv) the most recent actuarial valuation report, if applicable, (v) the most recent determination letter and/or opinion letter, (vi) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures; and (vii) all contracts and agreements relating to each Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements.

Section 4.18    Employment Matters.

(a)    No Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2015, no Company has been bound by any collective bargaining agreement or other agreement with a labor organization representing any of its Employees or former employees and, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company, unionization attempts or any representation proceeding or petition seeking a representation proceeding or application by any trade union to be certified as the bargaining agent of any Employees or former employees of any Company.

(b)    The Companies are and in the past four years have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Companies, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, pay equity, non-environmental occupational health and safety, immigration, employment discrimination, disability rights, equal opportunity, leaves of absence, affirmative action, plant closing and mass layoff issues, the transfer of employees, and notification of and/or consultation with any labor or trade union, staff association, or other representative of any Employees or former employees, other than any material non-compliance that would not reasonably be expected to result in material liability upon any Company. Without limiting the generality of the foregoing, with respect to each Employee working in the United States, such Employee is either a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Company employing such Employee has in its files a Form I-9 that, to Sellers’ Knowledge, was completed in accordance with applicable Law for such Employee to the extent such form is required under applicable Law. In the past four years, no Company has received written notice of any potential or actual violation of applicable immigration or I-9 Laws. Except as set forth in Section 4.18(b) of the Disclosure Schedules, no Employees are working on visa or work permit, and none of the Companies currently employs any Employees outside of the United States. There are no Proceedings against a Company filed or pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, occupational safety and health, or any other employment related matter arising under applicable Laws. In the past three years, no Company has received written notice of intent by any Governmental Authority responsible for the enforcement of labor and employment Laws to conduct a Proceeding relating to any Employees or former employees of such Company or the employment practices of such Company.

(c)    Section 4.18(c) of the Disclosure Schedules sets forth to the extent permitted by applicable Law, with respect to each Employee of each Company, including any Employee who is on a leave of absence of any kind, or on layoff status subject to recall: (i) the name or employee number of such Employee, (ii) the current employer of such Employee, (iii) the job title or position of such Employee, (iii) whether such Employee is classified as exempt or nonexempt from overtime under the Fair Labor Standards Act and similar Law, (iv) whether such Employee is classified as full-time or part-time status, (v) the physical location of such Employee’s employment, (vi) the date on which such Employee commenced employment, (vii) such Employee’s current rate of compensation, expressed as (A) an hourly wage for non-exempt employees or (B) annual salary for exempt employees, and (viii) such Employee’s bonus and/or commission for 2018 and such Employee’s 2019 bonus and/or commission opportunity, (ix) whether such Employee is on an active or inactive status, (x) the class of such Employee, and (xi) any agreements, arrangements or benefits provided to such Employee other than standard agreements, arrangements or benefits provided to all similarly situated employees, in each case to the extent applicable. All Employees are employed by the Companies on an at-will basis.

(d)    Each individual who is providing services or who over the past four years has provided services to any Company and who is or was classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, is or was properly classified as such under all applicable Laws, including relating to wage and hour and Taxes, and pursuant to any Benefit Plan, other than to the extent that any misclassification would not reasonably be expected to result in material liability to any Company.

(e)    Section 4.18(e) of the Disclosure Schedules sets forth a list of all individuals who are currently performing any material services for any Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such individual, a description of any agreement with such individual and the compensation arrangements for each such individual. All consulting and independent contractor agreements with any of the foregoing individuals and any Company can be terminated or cancelled by such Company upon no more than 60 days’ notice without penalty.

(f)    In the past four years, each Company has timely made all payments to any Governmental Authority with respect to unemployment compensation benefits, social security or other similar benefits or obligations for Employees or former employees, as required in the ordinary course of business. No Company has, at Closing, any liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or former employees, interns, independent contractors or consultants (other than routine payments to be made in the ordinary course of business).

(g)    No Company has engaged in any location closing, employee layoff activities, or reductions in force during the 90-day period prior to the Closing Date that, assuming none of the foregoing actions are taken by a Company after the Closing, implicates the WARN Act or any similar state or local plant closing or mass layoff statute, rule or regulation, and no actions taken by any Company prior to the Closing of the transactions contemplated herein will result in a “mass layoff” or “plant closing” or other employment loss that triggers coverage under the WARN Act or any such statute, rule or regulation.

Section 4.19    Taxes.

(a)    Each Company has filed on a timely basis all material Tax Returns for all years and periods and for all jurisdictions in which any such Tax Return was due. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by each Company (whether or not shown as due and payable with respect to such Tax Returns) have been paid. All Taxes not yet due and payable by each Company have been properly accrued on the books of such Company to the extent required by GAAP, subject to normal year-end adjustments. No written claim has been made by a Governmental Authority in a jurisdiction in which each Company does not file Tax Returns that such Company are or may be subject to taxation by that jurisdiction.

(b)    All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by each Company have been paid, or are being contested and a reserve therefor has been established and is reflected as a liability in the Financial Statements in accordance with GAAP.

(c)    Each Company has withheld and paid all Taxes required to have been withheld and paid to a Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(d)    Each Company has not executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for filing Tax Returns (other than any automatic extensions) or for the assessment, reassessment or collection of any Taxes. Each Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of either Company.

(e)    No Tax audit or other administrative proceeding, discussion or court proceedings are presently pending, or have been claimed or raised in writing by any Governmental Authority, with regard to any Taxes applicable to either Company or any Tax Returns filed by them. Sellers have made available to Buyer (i) true and complete copies of all Tax Returns filed by each Company since December 31, 2015, and (ii) all examination reports, and statements of deficiencies filed, assessed against, or agreed to by each Company since January 1, 2016.

(f)    Neither Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any other agreement or arrangement for the sharing of Tax liabilities or benefits or the payment of Taxes (other than commercial agreements entered into in the ordinary course of business not primarily relating to Taxes). Neither Company has any liability for Taxes of any other Person as a successor, as an assign, or under applicable Law.

(g)    Neither Company is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(h)    AvKARE is and has been a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code and for applicable state and local income Tax purposes at all times since its formation.

(i)    R&S Northeast is and has been a partnership for U.S. federal and applicable state and local income Tax purposes at all times since its formation, has never elected to be classified as an association taxable as a corporation for U.S. federal or applicable state or local income Tax purposes.

(j)    Following the Pre-Closing Reorganization, Rondo Top Holdings will be a partnership, each of Rondo Holdings and Rondo Intermediate Holdings and AvKARE and R&S Northeast each will be a disregarded entity, and AvKARE Holdings will be a S corporation, for U.S. federal and applicable state and local income Tax purposes.

(k)    None of the assets of either Company is a “section 197 intangible” that is subject to the application of Section 197(f)(9) of the Code.

Section 4.20    Affiliate Transactions. Except as set forth in Section 4.20 of the Disclosure Schedule, as of the date hereof, there are no Contracts, commitments or transactions with respect to either Company or the Business between or among any Company, on the one hand, and any Seller, Affiliate of a Seller (other than a Company), officer, director, manager, employee, stockholder or member of any Seller or any Company or, to Sellers’ Knowledge, any spouse, parent, brother, sister or natural or adopted child of any such Person, on the other hand. No Company has any Liability for any Liabilities of any Seller or their respective Affiliates (other than another Company), including in respect of any Seller’s equityholders or any equity, phantom equity or stock appreciation right plan of such Seller, as applicable. No Affiliate of any Company holds any properties or assets used in such Company’s business (other than another Company).

Section 4.21    Brokers. Except for Raymond James, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Companies.

Section 4.22    Corrupt Practices; AML Standards; Trade Sanctions.

(a)    No Company, no Seller, nor any of their respective directors, officers, members, managers, or, to Sellers’ Knowledge, Employees have been convicted of any felony criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax Laws, embezzlement or other fraudulent conversion or misappropriation of property.

(b)    No Company, no Seller, nor any of their respective directors, officers, members, managers, or, to Sellers’ Knowledge, Employees or any third parties acting on its or their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts or (iii) otherwise violated or operated in noncompliance with any Laws prohibiting corruption and bribery.

(c)    Since January 1, 2015, the Companies and Sellers have been in compliance in all material respects with all (i) U.S. and applicable international economic and trade sanctions, including any applicable Laws administered and/or enforced by the U.S. Department of State, the U.S. Department of the Treasury (including OFAC) and (ii) all anti-boycott applicable Laws, administered by the U.S. Department of Commerce, and have not engaged in any dealings or transactions with (A) any Person that appears on the OFAC Specially Designated Nationals and Blocked Persons List or on any other list of blocked Persons maintained by OFAC, as may be amended from time to time by OFAC, (B) any Person that is otherwise the target of economic sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against which any applicable Governmental Authority with jurisdiction over a Company or a Seller, as applicable, maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such Person is prohibited or (C) any Person owned or controlled by or acting on behalf of, directly or indirectly, any Person described in sub-clauses (A) or (B) above.

Section 4.23    Government Contracts.

(a)    Each Government Contract to which a Company is a party was legally awarded, and, to Sellers’ Knowledge, each Company has complied with the terms and conditions of each Government Contract and Government Bid as required, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein and, except in the ordinary course of business, except as set forth on Section 4.23(a) of the Disclosure Schedules no Company has received an alleged overpayment from the government that has not been refunded.

(b)    Since January 1, 2015, (i) all representations, certifications and disclosures made by the Companies with respect to any Government Contract or Government Bid were current, accurate and complete at the time of submission and the Companies have complied with all requirements to notify the United States Government of changes in representations and certifications and to update disclosures to the United States Government and (ii) except as set forth on Section 4.23(b) of the Disclosure Schedules, neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Companies, in writing or, to Sellers’ Knowledge, orally, that a Company has, or is alleged to have, breached or violated any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract or Government Bid.

(c)    The Companies are not subject to any notice of termination for convenience, notice of termination for default, stop work order, cure notice or show cause notice (or in the case of contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any), in each case in writing, pertaining to any Government Contract, and no Governmental Authority has threatened in writing to issue any such notice. Since January 1, 2015, no Company has received any written notice from any Governmental Authority pertaining to any Government Contract indicating that it intends to cancel, terminate or otherwise adversely modify its relationship with the Companies, including through non-exercise of any contract option, other than in a manner that would not materially adversely impact such Government Contract.

(d)    To Sellers’ Knowledge, no Government Contract is subject to any bid protest.

(e)    Since January 1, 2015, except as set forth on Section 4.23(e) of the Disclosure Schedules, neither Company nor any of their respective managers, officers, directors or employees, nor to Sellers’ Knowledge, any consultants or agents of the Companies, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority of which the Companies have received written notice with respect to the award or performance of any Government Contract, the subject of any actual or, to Sellers’ Knowledge, threatened “whistleblower” or “qui tam” lawsuit, or, to Sellers’ Knowledge, any audit or investigation of the Companies of which the Companies have received written notice with respect to any alleged irregularity, misstatement, non-compliance or omission arising under or relating to any Government Contract or Government Bid that is material or would result in a price adjustment or other financial Liability or in modification, termination or non-exercise of any option of any Government Contract.

(f)    Since January 1, 2015, neither Company nor any manager, director or officer of the Companies has been debarred, suspended, proposed for debarment or suspension, or received a show cause notice related to contemplated suspension or debarment, from participation in the award of Contracts or subcontracts for or with any Governmental Authority, and to Sellers’ Knowledge, there exists no condition that reasonably would be expected to result in suspension or debarment.

(g)    No Company has made any unresolved voluntary disclosures with respect to award, performance or closeout of a Government Contract, has made no mandatory disclosure under FAR 52.203-13 and as described in FAR 9.406-2, and is aware of no grounds requiring such Company to make such a mandatory disclosure.

(h)    No Company has made any representation of size or status other than small business, veteran-owned small business and service-disabled veteran-owned small business. Since January 1, 2015, all such representations have been in accordance with applicable Law. Except with respect to the Med-Surg Business, no Company has received any awards or any evaluation preferences due to its purported small business, veteran-owned small business or service-disabled veteran-owned small business status.

Section 4.24    Inventory. The raw materials, works-in-progress, finished goods, supplies and other inventories of the Companies are of a condition useable and saleable in the ordinary course of business, subject to the applicable allowances contained in the Financial Statements, and have all certifications necessary under applicable Law. The quantities of each item of inventory (including raw materials, work-in-process and finished goods) are not excessive and are reasonable in the present circumstances of the Companies and all inventory shall have, at Closing, a remaining shelf life greater than nine (9) months. No such inventory is subject to Encumbrances (other than Permitted Encumbrances) or is held on consignment basis.

Section 4.25    No Other Representations and Warranties. Except for the representations and warranties contained in Article III or this Article IV (including the related portions of the Disclosure Schedules), none of Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of a Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Raymond James and any information, documents or material made available to Buyer in diligence, management presentations or in any other form in expectation of the Contemplated Transactions) or as to the future revenue, profitability or success of a Company or the Companies, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01    Organization and Authority of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and any other Transaction Documents to which it will be a party has been, or will be as of the Closing, duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by Sellers and the Companies, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other applicable Transaction Documents, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with, result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) materially conflict with, result in a material violation or breach of, or material default under, any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default under or result in the acceleration of any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions.

Section 5.03    Investment Purpose. Buyer is acquiring the Purchased Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Equity is not registered under the Securities Act, or any state securities laws, and that the Purchased Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Equity for an indefinite period of time or total loss of its investment and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.05    Financing. Buyer has delivered to Sellers’ Representative true and complete copies of (a) an executed commitment letter from Amneal Pharmaceuticals LLC to provide equity financing in an aggregate amount of $76,000,000 (the “Equity Funding Letter”), and (b) an executed commitment letter, including any associated engagement letter and/or fee letter (redacted as delivered to Sellers’ Representative) (as amended or modified in compliance with this Agreement, together, the “Commitment Letter”) from SunTrust Bank and the other parties thereto (the “Initial Debt Financing Sources”) pursuant to which the Debt Financing Sources have committed to provide, subject to the terms and conditions expressly set forth therein, Buyer with financing in an aggregate amount set forth therein (the “Debt Financing” and together with the equity financing referred to in clause (a) being collectively referred to as the “Financing”). The Equity Funding Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer. The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under either the Equity Funding Letter or the Commitment Letter. Buyer shall have at the Closing proceeds in connection with the Financing in an amount sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) provided under the Commitment Letter) to consummate the Contemplated Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith and required to be paid at the Closing by Buyer. The Financing is subject to no contingency or conditions other than those set forth in the copies of the Equity Funding Letter (which will be subject to, among other conditions, satisfaction of the conditions to the Contemplated Transactions set forth herein) and the Commitment Letter (including any “flex” provisions) delivered to Sellers’ Representative. As of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer on the Closing Date according to the terms and conditions set forth in the Equity Funding Letter and the Commitment Letter.

Section 5.06    Legal Proceedings. There are no Governmental Orders or Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.

Section 5.07    Solvency.

(a)    Immediately after giving effect to Contemplated Transactions (including any debt and equity financings being entered into in connection therewith):

(xxvi)    the fair saleable value (determined on a going concern basis) of the assets of Buyer and its subsidiaries (including, following the Closing, the Companies) shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(xxvii)    Buyer and its subsidiaries (including, following the Closing, the Companies) shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(xxviii)    Buyer and its subsidiaries (including, following the Closing, the Companies) shall have adequate capital to carry on their businesses and all businesses in which they will engage.

(b)    In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer, the Companies or any of their respective subsidiaries.

Section 5.08    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers or any other Person has made any representation or warranty as to the Companies or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.09    RWI Policy. Buyer has obtained and on the date hereof is binding the RWI Policy. The RWI Policy will be bound and in full force and effect as of the Closing Date. The RWI Policy, once bound, will be valid and binding in accordance with its terms. At the Closing, Buyer will have sufficient funds to pay all of the RWI Costs.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Sellers and the Companies shall:

(a)    conduct the Business in the ordinary course of business;

(b)    use commercially reasonable efforts to maintain the goodwill of the Business and preserve intact the current organization, business and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators, Governmental Authorities and others having business relationships with the Companies;

(c)    cause the Business to continue to materially comply with all Laws applicable to the Business; and

(d)    use their best efforts, with the cooperation of Buyer and its Affiliates, to submit or initiate the process required obtain any necessary DEA registrations, amendments, notifications (including pre-Closing notifications) or renewals, and any necessary State wholesale distributor and controlled substance licenses, amendments, notifications (including pre-Closing notifications) or renewals to effectuate the continuation of the Business that may be required due to a change in ownership or control.

(e)    Without limiting the generality of the foregoing, except (i) as contemplated by or necessary to effectuate the Contemplated Transactions, (ii) as required by applicable Law, or (iii) as set forth in Section 6.01 of the Disclosure Schedules, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Sellers and the Companies will not:

(A)    issue, sell, deliver, redeem or purchase any of the equity securities of the Companies, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of the securities of the Companies, or amend any terms of any such equity securities or agreements, in each case except for issuances of securities upon the exercise of outstanding options and warrants and redemptions or purchases pursuant to the terms of existing agreements or contracts of the Companies;

(B)    other than with respect to Service Bonuses, materially increase the rate of compensation or benefits of, or pay or agree to pay any benefit to, present or former members, managers, directors or officers of the Companies, except as may be required by any existing Benefit Plan or any agreement, policy, program or arrangement of the Companies, or that would be deemed a Transaction Expense;

(C)    except as required to maintain qualification pursuant to the Code or as required by Law or by the terms of any Benefit Plan, adopt, enter into, amend, alter or terminate any Benefit Plan (including any award issued thereunder);

(D)    except as may be required by Law, existing Contract, any contract that relates to a Service Bonus, or that would be deemed a Transaction Expense, materially increase the compensation payable to any executive employee of the Companies;

(E)    sell, lease, transfer or otherwise dispose of any material capital assets, real, personal or mixed, or mortgage or create any Encumbrance on, any material properties or assets, whether real or personal, other than Permitted Encumbrances;

(F)    acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Companies, taken as a whole, other than in connection with the purchase or lease of capital equipment;

(G)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) of employees of the Companies;

(H)    incur any Indebtedness for borrowed money or make any capital investment in, or loans or advances to any Person, or make any guaranty for the benefit of any Person;

(I)    incur or modify in any respect the terms of any Indebtedness for borrowed money, except for Indebtedness owed by a Company, on the one hand, to the other Company, on the other hand;

(J)    other than with respect to the Pre-Closing Reorganization, merge or consolidate with or into any other Person or dissolve or liquidate any Company;

(K)    (1) cancel or compromise any debt or claim or waive or release any material right of any Company, (2) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (3) delay or accelerate payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business;

(L)    make any capital expenditures in excess of $50,000 individually, or $100,000 in the aggregate;

(M)    amend, waive any material term of, terminate, enter into (other than in the ordinary course of business) or give notice of any such action with respect to any Material Contract or Real Property Lease;

(N)    with respect to the Real Property Leases, fail to comply with the terms of the Real Property Leases, including failing to meet any of the applicable Company’s maintenance obligation under the governing agreement, or failing to maintain the Real Property in the condition and repair required under the terms of the applicable Real Property Lease;

(O)    amend, modify, supplement replace, cancel or terminate any Real Property Lease or enter into any real property lease, sublease, license, use and occupancy or similar agreement;

(P)    purchase, or agree, to purchase any real estate or fee interest therein;

(Q)    make a material change in its financial, cash management, Tax or accounting principles, methods, policies or practices;

(R)    cancel, compromise or settle any material claim, or waive or release any material rights of any Company;

(S)    other than with respect to the Pre-Closing Reorganization, (1) make, revoke or change any election with respect to Taxes, (2) settle or compromise any Tax audit, claim, or assessment or any Liability for Taxes, (3) file any amendment to a Tax Return, (4) enter into any closing agreement or obtain any Tax ruling or seek to change any Tax accounting period, (5) surrender any right to claim a refund of Taxes, (6) consent to any extension or waiver with respect to any Tax claim, assessment, or Liability or (7) prepare or file any Tax Return in a manner inconsistent with past practice;

(T)    grant to any Person any license, sublicense, covenant not to sue, immunity, authorization, consent, release, waiver or other right with respect to any Company Intellectual Property (other than non-exclusive licenses granted to customers, suppliers and independent contractors of any Company in the ordinary course of business) or sell, assign, transfer or convey to any Person any rights to any Company Intellectual Property;

(U)    amend or modify the Organizational Documents of any Company;

(V)    take or fail to take any action that, individually or in the aggregate, would result in a Material Adverse Effect; or

(W)    agree, whether in writing or otherwise, to do any of the foregoing.

(f)    Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that, prior to Closing, AvKARE will transfer the Med-Surg Business to AvMEDICAL, LLC, and any such transfer shall not be prohibited by this Section 6.01.

Section 6.02    Access to Information.

(a)    During the period from the date of this Agreement through the Closing Date (and, solely in connection with the preparation of the Rule 3-05 Financial Statements, for an additional period of 45 days following the Closing Date), Sellers shall, and shall cause the Companies to, give Buyer and its Representatives (including prospective lenders) reasonable access in accordance with the terms of the Confidentiality Agreement to all Real Property, offices, facilities, books and records, officers, employees and advisors of the Companies as Buyer may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that no Seller or Company is under any obligation to disclose to Buyer or any such Representative any information the disclosure of which (i) is restricted by contract or applicable Law or would compromise any applicable privilege (including the attorney-client privilege), (ii) Sellers or the Companies in good faith determine is of such a proprietary nature that disclosure prior to the Closing would not be in the best interests of the Companies or the Business. Buyer covenants that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Companies or (iii) would contravene any applicable Law (including HIPAA), fiduciary duty, or binding agreement; provided, further, that in the case of clauses (i) and (ii) Sellers shall use commercially reasonable efforts to obtain any necessary consents or waivers to permit such disclosure and/or disclose such information in a way that would not violate such obligation or jeopardize such privilege. Notwithstanding anything to the contrary herein, nothing herein shall be construed as granting Buyer or its Representatives access to any Real Property for purposes of performing invasive environmental testing, investigation, sampling or monitoring without the prior written approval of Sellers’ Representative, in his sole discretion but Buyer will have the right, but not the obligation to (A) conduct such other due diligence activities, inspections, investigations, studies and other examinations with respect to the Real Property as it deems necessary or desirable, and (B) examine and investigate to its reasonable satisfaction all facts, circumstances and matters relating to the Real Property, including the physical condition and uses thereof, the engineering, roof and structural condition thereof and any other matters it deems necessary or desirable. Buyer shall not, and shall not permit its Representatives to, contact or hold discussions with suppliers or customers of any Company regarding the Business in connection with the Contemplated Transactions without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) and in such event only with the participation of the representatives of the Companies designated by Sellers’ Representative. Buyer agrees to conduct any such discussions with reasonable discretion and sensitivity to the Companies’ relationships with its suppliers, customers and employees.

(b)    Any information provided to or obtained by Buyer relating to the Companies shall be deemed confidential information as described in the Confidentiality Agreement dated as of September 25, 2019, between Raymond James and Amneal Pharmaceuticals LLC for the benefit of the Companies and Sellers (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with, and be subject to the terms of, the Confidentiality Agreement. Notwithstanding anything contained in this Agreement to the contrary, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof. In the event of the termination of this Agreement for any reason, Buyer shall, and shall cause its Affiliates to, comply with the terms and provisions of the Confidentiality Agreement.

Section 6.03    Governmental Filings and Authorizations.

(a)    Buyer shall, and Sellers shall cause the Companies to: (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the Contemplated Transactions as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (“FTC”), the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent appropriate and permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Department of Justice or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.; provided, however, that Buyer shall have sole responsibility for (A) all strategy and timing decisions relating to the obligations set forth in Section 6.03 and (B) all substantive content of all written and oral communications to any Governmental Authority. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the Party disclosing the materials. Buyer shall be responsible for the payment of the amount of all filing fees under the HSR Act.

(b)    Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any filings or any transaction contemplated by this Section 6.03. None of Buyer, any Company, nor any of their respective Affiliates, shall independently participate in any formal meeting with (i) any Governmental Authority in respect of any such filings, investigation, or other inquiry or (ii) any Person relating to any Proceeding in connection with the HSR Act or any other Antitrust Law regarding the Contemplated Transactions, without giving the other Parties prior notice of the meeting and, to the extent appropriate and permitted by such Governmental Authority, the opportunity to attend and/or participate.

(c)    Buyer shall, and Sellers shall cause the Companies to, use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Contemplated Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Buyer shall, and Sellers shall cause the Companies to, use reasonable best efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, Buyer agrees to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties to close the Contemplated Transactions as expeditiously as possible; provided, however, that Buyer shall not be required to agree to any structural or conduct remedy or to litigate.

(d)    In addition to the filings contemplated by Section 6.03(a), Sellers, the Companies and Buyer shall cooperate to (i) make, in the most expeditious manner practicable, and as may be required under applicable Law or by any Governmental Authority, all other filings, updates, notifications, transfers and applications with and to the applicable Governmental Authorities, including the DEA, the FDA and state Governmental Authorities, and (ii) use commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, registrations, qualifications, changes and orders that are required by Law or by Governmental Authorities, including the DEA, the FDA and state Governmental Authorities, to be made and/or obtained as a result of the Contemplated Transactions or which are necessary for the conduct of the Business as it currently being conducted.

Section 6.04    Financing.

(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Equity Funding Letter and the Commitment Letter, which shall include using reasonable best efforts to: (i) maintain in full force and effect the Equity Funding Letter and the Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing on terms (unless otherwise agreed by Buyer) and conditions contemplated by the Commitment Letter (the “Financing Agreements”); (ii) fully enforce its rights under the Equity Funding Letter, the Commitment Letter and the Financing Agreements and (iii) upon satisfaction or waiver of the conditions set forth in the Equity Funding Letter, the Commitment Letter and the Financing Agreements, consummate the Financing at or prior to the Closing; provided, however, that Buyer shall not be required to consummate the Financing until the final day of the Marketing Period. Buyer will fully pay, or cause to be fully paid, any and all commitment fees or other fees required by the Commitment Letter as and when they become due.

(b)    In the event any portion of the Financing becomes unavailable on the terms (including pursuant to any “flex” provisions) and conditions contemplated in the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements, Buyer shall use its reasonable best efforts to (i) arrange to obtain any such portion from alternative sources, on terms (unless otherwise agreed by Buyer) and conditions no less favorable to Buyer taken as a whole relative to those included in the Commitment Letter as in effect on date of this Agreement (including any “flex” provisions) taken as a whole, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the Contemplated Transactions (“Alternative Financing”) (it being understood that in no event shall the reasonable best efforts of Buyer be deemed or construed to require Buyer to accept any Alternative Financing that requires Buyer to pay fees or interest rates applicable to the Debt Financing in excess of those contemplated by the Commitment Letter as in effect on the date hereof (including any “flex” provisions)) and (ii) obtain, and, when obtained, to promptly provide Sellers’ Representative with a copy of (subject to redactions in a customary manner to remove fee amounts, pricing caps, rates, ratios, basket amounts, time periods and other customary terms of the “flex” provisions), a new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), which shall replace or supplement the existing Commitment Letter. In the event that any Alternative Financing Commitment Letter is obtained, (A) any references in this Agreement to the “Commitment Letter” will be deemed to include the Commitment Letter to the extent not superseded by an Alternative Financing Commitment Letter at the time in question and any Alternative Financing Commitment Letter to the extent then in effect and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Commitment Letter as modified pursuant to the foregoing.

(c)    Buyer shall give Sellers’ Representative prompt notice of any breach by any party of the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements, and Buyer shall give Sellers’ Representative prompt notice of any termination or threatened termination of the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements, in each case, of which Buyer becomes aware. Buyer shall keep Sellers’ Representative informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing. Buyer shall not permit any amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under, the Equity Funding Letter, the Commitment Letter and/or the Financing Agreements that imposes new or additional or otherwise expands the conditions precedent to the funding on the Closing Date of the Financing as set forth in such agreements in a manner that would reasonably be expected to materially impair, delay or prevent the consummation of the Contemplated Transactions, without Sellers’ Representative’s prior written consent.

(d)    Upon satisfaction of the conditions (other than with respect to the funding under the Equity Funding Letter and those conditions that by their terms are to be satisfied at Closing) to the funding of the Debt Financing under the Commitment Letter and/or the Financing Agreements, Buyer shall cause the equity funding provided for under the Equity Funding Letter to be funded.

(e)    Prior to the Closing, each Company shall provide to Buyer, and shall cause its officers, employees and Representatives to provide to Buyer, all reasonable and customary cooperation that is requested by Buyer in connection with the Debt Financing, including: (i) participating in a reasonable and customary number of meetings, conference calls, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective Debt Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of the Debt Financing Sources, investors and rating agencies, and providing Buyer with reasonable and customary assistance with the marketing efforts of the Debt Financing Sources; (ii) furnishing to Buyer and the Debt Financing Sources the Required Information and any other information or documents reasonably necessary or advisable for the preparation of any customary confidential information memoranda, private placement memoranda, offering documents and any similar documents relating to the Debt Financing; (iii) obtaining the Payoff Letters and other customary lien and guarantee terminations and instruments of discharge to be delivered at Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all Payoff Indebtedness, in each case as reasonably requested by Buyer; (iv) using commercially reasonable efforts to obtain comfort letters (including as to negative assurances) and customary auditors’ consents and assistance from such independent accountants with respect to financial information customarily derived from the financial statements of the Companies, as reasonably requested by Buyer as necessary and customary for financings similar to the Debt Financing; (v) cooperating with the Debt Financing Sources’ reasonable due diligence investigation and evaluation of the assets and properties of each Company and each of its subsidiaries for the purpose of establishing collateral arrangement and assisting in the preparation of, and executing and delivering, customary definitive financing documentation, including reasonably facilitating the pledging of collateral and assisting in obtaining surveys and title insurance and consents reasonably requested by Buyer; (vi) providing information regarding each Company at least three (3) Business Days prior to the Closing reasonably required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”) to the extent requested in writing ten (10) Business Days prior to the Closing Date; (vii) providing financial information and other data regarding Sellers’ Representative and each Company reasonably required or requested in the preparation of any pro forma financial statements identified in the Commitment Letter; (viii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources; (ix) promptly after gaining knowledge thereof, supplementing the written information concerning each Company furnished pursuant to this Section to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that other than the representations and warranties set forth in this Agreement, Sellers shall not be deemed to be providing any representations or warranties to Buyer with respect to any such information provided pursuant to this Section 6.04(e)(ix); (x) taking all reasonable and customary actions necessary to permit the Debt Financing Sources and their representatives involved in the Debt Financing to evaluate each Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; and (xi) delivering a certificate from the chief financial or other officer of each Company with respect to solvency matters of each Company as of the Closing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of either Company; and provided, further, that neither Company shall be required to (A) enter into or perform under any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Closing, (B) pay any commitment fee or similar fee, (C) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer pursuant to Section 6.04(g), (D) give any indemnities in connection with the Debt Financing that are effective prior to the Closing, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would reasonably be expected to result in a violation of, of default under, any agreement to which either Company is a party, or (G) provide any legal opinion or other opinion of counsel prior to the Closing in connection with the Debt Financing.

(f)    The Companies hereby consent to the use of their respective logos in connection with the Debt Financing in a form and manner not disparaging to the Companies.

(g)    Buyer shall indemnify and hold harmless each Company and their Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including actions taken at the request of Buyer in accordance with this Section 6.04) and any information utilized in connection therewith, in each case, other than in connection with fraud, gross negligence, willful misconduct or willful breach of this Agreement on the part of any Company or Sellers’ Representative. Buyer shall, promptly upon request by a Company, reimburse such Company for all reasonable and documented out-of-pocket costs incurred by such Company or its Representatives in connection with this Section 6.04.

(h)    Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that the obligations of Buyer and its Affiliates to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the equity funding provided for under the Equity Funding Letter or the Debt Financing.

Section 6.05    Reasonable Best Efforts. Each of the Parties shall: (a) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered in connection with the Contemplated Transactions) and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. Without limiting the foregoing, each Party shall use its reasonable best efforts to cause the Closing to occur by the Outside Date.

Section 6.06    Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers’ Representative shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which he becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied. Sellers shall indemnify the Buyer Indemnitees for any inaccuracy in or breach of any representation or warranty contained in this Agreement as a result of any information disclosed in any Schedule Supplement up to the amount of $3,400,000 (the “Additional Escrow Amount”), which shall not count against or reduce the Deductible for purposes of Sellers’ indemnification obligations under Section 9.02. If there is a Schedule Supplement delivered, the Additional Escrow Amount (or such lesser amount agreed to by Buyer and Sellers’ Representative) shall be added to the Escrow Fund rather than paid to Sellers at Closing.

Section 6.07    Benefit Plans; Employment Matters.

(a)    Prior to the Closing Date, Sellers shall take such action as is necessary to (i) transfer the sponsorship of the Dixon-Shane LLC 401(k) Plan (the “Dixon 401(k) Plan”) from R&S Northeast to Apace and for the related cessation of participation by R&S Northeast in such plan effective on or prior to the Closing Date; (ii) amend the AvKARE 401(k) Plan to provide for the participation of R&S Northeast in such plan as an adopting employer effective on or prior to the Closing Date; and (iii) provide that all Employees who are participants in the Dixon 401(k) Plan have a fully vested and non-forfeitable interest in their entire respective account balances under such plan as of the Closing Date (regardless of their years of vesting credit under the Dixon 401(k) Plan). Buyer agrees to cause the AvKARE 401(k) Plan to allow each such Employee to make a “direct rollover” to the AvKAREe 401(k) Plan of the account balances of such Employee under the Dixon 401(k) Plan if such direct rollover is elected in accordance with applicable Law by such Employee.

(b)    Prior to the Closing Date, Sellers shall take all actions necessary to separate, effective on or prior to the Closing Date, each of the current health and welfare benefit plans covering the Employees, as well as employees of Apace and/or R&S Solutions, LLC into two separate mirror plans at no additional cost to the Companies: one such plan covering the Employees and the other such plan covering all employees Apace, R&S Solutions, LLC and/or other entities other than the Companies.

(c)    Prior to the Closing Date, Sellers shall cause the Companies to terminate all existing employment agreements with Employees and in connection with such termination, Sellers shall cause the Companies to pay such Employees a transaction bonus.

ARTICLE VII

OTHER COVENANTS

Section 7.01    Employees; Benefit Plans.

(a)    During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Employee’s termination of employment with a Company), Buyer shall and shall cause the Companies to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Companies immediately prior to the date hereof, to the extent previously disclosed to Buyer; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation and the Service Bonuses) provided by the Companies immediately prior to the date hereof, to the extent previously disclosed to Buyer; (iii) employee benefits that are either (A) no less favorable in the aggregate than those provided by the Companies immediately prior to the date hereof, to the extent previously disclosed to Buyer, or (B) substantially similar in the aggregate (taken as a whole) as the benefits provided to similarly situated employees of Buyer.

(b)    With respect to any employee benefit plan maintained by Buyer (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employee will participate effective as of the Closing, Buyer shall, or shall cause the Companies to, recognize all service of the Company Continuing Employee with any Company, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employee may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(c)    This Section 7.01 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.01. The Parties acknowledge and agree that the terms set forth in this Section 7.01 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates.

Section 7.02    Director and Officer Indemnification and Insurance.

(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Companies, as provided in the Organizational Documents of the Companies, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)    The Companies shall, at the option of Buyer, and Buyer shall cause the Companies to, either: (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Companies immediately prior to the Closing Date (provided that the Companies may substitute policies from insurers with equal or greater creditworthiness ratings with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Companies when compared to the insurance maintained by the Companies as of the Closing Date), or (ii) obtain, at the expense of Sellers, as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Contemplated Transactions).

(c)    The obligations of Buyer and the Companies under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.02 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.02 applies shall be third-party beneficiaries of this Section 7.02, each of whom may enforce the provisions of this Section 7.02).

(d)    In the event Buyer, the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Companies, as the case may be, shall assume all of the obligations set forth in this Section 7.02.

Section 7.03    Books and Records. In order to facilitate the resolution of any claims made against or incurred by Sellers or the Companies prior to the Closing or in connection with the preparation of any Tax Returns, Tax audit or other Proceeding related to Taxes, for a period of six (6) years after the Closing, Buyer shall:

(a)    retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner in accordance with Buyer’s standard record retention policies; and

(b)    upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

Section 7.04    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Sellers and the Companies shall not make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of Buyer, and the Parties shall cooperate as to the timing and contents of any such announcement. Buyer shall be permitted to make public announcements in respect of this Agreement or the Contemplated Transactions so long as it provides the other Parties with reasonable prior notice and an opportunity to review and comment on the contents of any such disclosure. For purposes of clarity, this obligation shall arise upon signing of this Agreement and shall survive Closing.

Section 7.05    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Section 7.06    Tax Matters.

(a)    Indemnification for Pre-Closing Taxes. From and after the Closing, each Seller shall, subject to the terms, conditions and limitations provided in this Section 7.06(a) and Article IX, indemnify, hold harmless and reimburse Buyer, each Company and each New Holding Company for all Losses attributable to (i) Taxes imposed on, or determined by reference to, net income (“Income Taxes”), or other Taxes, payable by or attributable to either Company or any New Holding Company for any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date, including any Taxes attributable to AvKARE not having been a valid S corporation for any such period prior to the AvKARE Reorganization (the “Pre-Closing Tax Period”), (ii) Taxes imposed on Sellers or the AvKARE Owners for any taxable period, (iii) Taxes of any other Person for which Sellers, the AvKARE Owners, either Company or any New Holding Company are liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, including any Taxes (A) arising as a result of either Company or either New Holding Company being a member of an affiliated, consolidated, combined, unitary, fiscal or aggregate group for any Taxable period, and (B) as a result of either Company or either New Holding Company being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person (other than commercial agreements entered into in the ordinary course of business not primarily related to Taxes), (iv) the portion of Transfer Taxes for which Sellers are responsible pursuant to Section 7.06(f) (v) any Liability for Taxes as a result of or in connection with a determination of AvKARE’s status as a C-corporation rather than an S corporation; provided that, Sellers shall not be required to reimburse Buyer for any Income Taxes payable by the Companies or the New Holding Companies as a result of transactions outside the ordinary course of business occurring on the Closing Date after the Closing undertaken at the direction of Buyer and not contemplated by this Agreement or any Taxes payable by the Companies or the New Holding Companies to the extent included in the calculation of Net Working Capital as finally determined pursuant to Section 2.05. Sellers’ obligations under this Section 7.06(a) shall survive until 60 days following the expiration of all applicable statutes of limitations, regardless of any limitation on survival otherwise provided in this Agreement.

(b)    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes attributable to the Pre-Closing Tax Period shall be determined as follows: (i) property Taxes and other Taxes imposed on a periodic basis for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) shall be multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Taxes not described in clause (i), including Income Taxes, the amount allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

(c)    Responsibility for Filing Tax Returns.

(i)    Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for each Company and each New Holding Company (other than Tax Returns of each Company relating to Income Taxes (“Income Tax Returns”) for taxable periods ending on or before the Closing Date) that are filed after the Closing Date. Any such Tax Return described in the preceding sentence or in Section 7.06(c)(ii) for any Pre-Closing Tax Period or Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with prior practice (in the case of either Company) except as otherwise required by applicable Law, and consistent with applicable Law and the intended Tax treatment set forth in Section 7.06(e). Buyer shall provide Sellers’ Representative with completed drafts of such Tax Returns for Sellers’ Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Sellers’ Representative. Buyer and Sellers’ Representative shall cooperate in good faith to resolve any dispute concerning such revisions to such Tax Returns as are reasonably requested by Sellers’ Representative. Buyer shall make available to Sellers’ Representative or his agents such books and records as may be necessary or helpful in preparing or reviewing such Tax Returns. Sellers’ Representative shall timely file or cause to be timely filed all Income Tax Returns of the Company and the New Holding Companies for all periods ending on or before the Closing Date, when due (considering all extensions properly obtained), and Sellers shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Sellers pursuant to the preceding sentence that relate to the 2019 taxable year or periods ending on or before the Closing Date, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating deductions to periods for which Sellers are liable or deferring income to periods for which Buyer is liable) and such Tax Returns shall be submitted to Buyer prior to filing (and no later than thirty (30) days prior to the due date for filing such Tax Returns). Sellers Representative shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Buyer. All bonuses paid to employees for services prior to the Closing Date and reflected in the Net Working Capital calculation shall be attributable to the pre-Closing period even if processed by payroll after the Closing Date.

(ii)    Sellers’ Representative shall prepare and file or cause to be prepared and filed all Income Tax Returns for the Companies and the New Holding Companies for taxable periods ending on or before the Closing Date that are filed after the Closing Date. Sellers’ Representative shall provide Buyer with completed drafts of such Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Buyer. Buyer shall make available to Sellers’ Representative or his agents such books and records as may be necessary or helpful in preparing or reviewing such Tax Returns.

(iii)    No amended Tax Return shall be filed, with respect to any Company or any New Holding Company, for any Pre-Closing Tax Period or Straddle Period, without the written consent of both Buyer and Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed by either such Party.

(d)    Tax Audits, Examinations, etc. Buyer shall promptly forward to Sellers’ Representative all written notifications and other written communication from any Governmental Authority received by Buyer or the Companies relating to Income Taxes of the Companies for any Pre-Closing Tax Period; provided, however, that the failure by Buyer to so provide such written notification or other written communications shall not reduce the indemnification obligations of Sellers under this Agreement except to the extent of actual prejudice to Sellers. Sellers’ Representative shall have the right to represent each Company in any Tax audit or administrative or court proceeding relating to Income Taxes for a Pre-Closing Tax Period; provided that (i) Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding, (ii) Sellers’ Representative shall not settle or compromise any such audit or proceeding without Buyer’s prior written consent if such settlement or compromise could materially affect Income Taxes payable in a taxable period or portion thereof beginning after the Closing Date or reasonably be expected to otherwise have an adverse effect on Buyer or, for Tax periods or portions thereof beginning on or after the Closing Date, the Companies, and (iii) Sellers’ Representative and Buyer shall jointly represent the Companies in any such audit or proceeding involving Income Taxes for a Straddle Period. Buyer and/or the Companies, as applicable, shall execute or cause to be executed such documents or take such action as reasonably requested by Sellers’ Representative to enable Sellers’ Representative to take any action it deems appropriate with respect to any proceedings in respect of which Sellers’ Representative has contest rights under this Agreement. If as a result of any Income Tax audit or proceeding regarding R&S Northeast or Rondo Top Holdings for any Pre-Closing Tax Period or Straddle Period, there is any Income Tax liability that could be imposed on R&S Northeast or Rondo Top Holdings, rather than on the partners for Income Tax purposes of R&S Northeast or Rondo Top Holdings during the Income Tax period or portion thereof that is attributable to such Income Tax liability, R&S Northeast or Rondo Top Holdings shall to the extent then permitted use procedures to push out to such partners liability for such Income Taxes pursuant to Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state or local Tax law).

(e)    Intended Tax Treatment; 754 Election and Allocation of Purchase Price. The Parties agree that for U.S. federal and applicable state and local income Tax purposes, (a) the purchase of AvKARE by Rondo Top Holdings, in exchange for the AvKARE Seller Notes, is intended to be treated as a taxable sale by AvKARE Holdings to Rondo Top Holdings of the assets of AvKARE, (b) the purchase of the Purchased Equity by Buyer is intended to be treated as a purchase of a portion of the Rondo Top Interests by Buyer from the R&S Sellers, resulting in an adjustment in the tax basis of a portion of the assets of R&S Northeast reflecting an election in effect under Section 754 of the Code at R&S Northeast, followed by a contribution by Buyer of the Rondo Top Holdings so purchased by Buyer to Rondo Partners and by Rondo Partners to

Rondo Top Holdings, each pursuant to Section 721 of the Code, (c) the contribution of the Contributed Equity to Rondo Partners, together with the transfer of R&S Seller Notes to the R&S Sellers, is intended to be treated as a purchase of a portion of the Rondo Top Interests by Rondo Partners from the R&S Sellers, resulting in an adjustment in the tax basis of a portion of the assets of R&S Northeast reflecting an election in effect under Section 754 of the Code at R&S Northeast, followed by a contribution by Buyer of the Rondo Top Holdings Interests so purchased by Buyer to Rondo Partners, (d) the exchange of Rondo Top Interests for membership interests in Rondo Partners is intended to be a tax-free exchange under Section 721 of the Code, and (e) from and following the R&S Reorganization, and following the Closing Date, Rondo Top Holdings is intended to be treated as the continuation of R&S as a partnership and the Rondo Top Notes are intended to be treated as preferred equity interests, entitling the R&S Sellers that are holders of such Rondo Top Notes only to guaranteed payments and return of capital in accordance with the terms of the Rondo Top Notes as partners of Rondo Top Holdings. Consistent with the foregoing, Rondo Partners and Rondo Top Holdings each shall make, to the extent not otherwise already in effect, an election under Section 754 of the Code for the taxable year that includes the Closing Date. Rondo Partners and Rondo Top Holdings shall prepare, execute, and deliver such documents and forms as are required by applicable Law for an effective Section 754 election, including the statement required by Section 1.743-1(k)(1) of the Treasury Regulations (regarding the effect of the adjustment of the basis of the Company’s assets) to be filed by the Companies with its Section 754 election or any successor form required pursuant to applicable Treasury Regulations, reflecting the intended tax treatment set forth in this Section 7.06(e) and the Section 754 election. The Parties agree that the value of the assets of AvKARE and R&S Northeast and, following the transactions contemplated under this Agreement, Rondo Partners and Rondo Top Holdings, and the allocation of the Closing Purchase Price attributable to the assets of AvKARE, the Purchased Equity and Buyer’s allocable share of the liabilities of Rondo Partners among the assets of Rondo Partners for purposes of the calculations to be made pursuant to Sections 1.755-1(a)(2) through (a)(5) of the Treasury Regulations shall be prepared by Buyer in a manner consistent with Section 1060 of the Code and Schedule 7.06(e) attached hereto. Buyer, Sellers, Rondo Partners, Rondo Holdings, Rondo Intermediate Holdings and each Company shall file all Tax Returns, and take all Tax actions, consistent with such Schedule 7.06(e) and the intended tax treatment provide in this Section 7.06(e).

(f)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne, reported, and remitted or paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Sellers shall cooperate with respect thereto as necessary).

(g)    No Voluntary Disclosure. Buyer shall not cause the Companies or the New Holding Companies to file voluntary disclosure paperwork to any state or local government for any Pre-Closing Tax Period without the written consent of Sellers’ Representative.

Section 7.07    Non-Competition; Non-Solicitation.

(a)    During the period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date (the “Restricted Period”), no Seller shall, and each such Seller shall cause its current and future Affiliates to the extent such Affiliates are controlled by such Seller (each a “Restricted Party”) not to, directly or indirectly (except in service of Buyer or its Affiliates, including the Companies), (i) manage, operate, control or in any capacity, engage in or have any direct or indirect ownership interest in, (ii) sponsor, advise, provide funding to or otherwise assist any other Person to engage in or (iii) permit any Seller’s name to be used in connection with any business in North America (the “Restricted Territory”) which is engaged, either directly or indirectly, in the Business as conducted by the Companies on the Closing Date (the “Restricted Business”); provided, that (A) the passive beneficial ownership (as defined in Section 13(d) of the Exchange Act) of less than 2% of the outstanding equity securities of a publicly-held corporation that is engaged in a Restricted Business within the Restricted Territory or a private equity investment in which the Seller does not participate in management of less than 5% of the outstanding equity securities of a private equity fund of $250 million or more with one or more portfolio companies engaged in a Restricted Business within the Restricted Territory, (B) the ownership and operation of a logistics services company operating in the pharmaceutical industry or the sale of medical surgical and laboratory consumables and supplies, durable medical equipment and other non-pharmaceutical items, (C) the ownership of and operation of the business of Apace in substantially the same manner and scope as such business is currently conducted and (D) any of those activities listed on Schedule 7.07 shall not be deemed, solely by reason thereof, a violation of this Section 7.07(a). For purposes of this Agreement, the term “engage in” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, owner, investor, agent, employee executive, consultant or otherwise or rendering any direct or indirect service or assistance to any Person.

(b)    Each Restricted Party covenants that during the Restricted Period, such Restricted Party shall not, directly or indirectly, (i) solicit the employment or engagement of services of, or hire, any Person who was an employee or independent contractor of the Companies at any time during the 12 months preceding the Closing Date, or persuade, induce or in any manner attempt to persuade or induce any such Person to terminate or diminish such Person’s relationship with Buyer or its Affiliates (including the Companies), or (ii) solicit any customer who was a customer of the Business immediately prior to the Closing for the purpose of providing products that compete with those offered by the Business. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.07(b) shall prohibit any Restricted Party from soliciting any Person whose employment or engagement of services was terminated by Buyer or its Affiliates (including the Companies).

(c)    Each Restricted Party acknowledges and agrees that (i) the time, scope, and other provisions in this Section 7.08 have been specifically negotiated by sophisticated commercial parties and specifically hereby agrees that such time, scope and other provisions are reasonable and necessary under the circumstances to protect the legitimate interests of Buyer and the Companies, (ii) each Restricted Party, as applicable, can comply with the restrictive covenants contained in this Section 7.08 and still find gainful employment in such Restricted Party’s chosen field of employment, if applicable, without violating the agreements and covenants contained herein, (iii) the restrictions contained in this Section 7.08 constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions and (iv) Buyer would not have entered into this Agreement but for the restrictive covenants of the Restricted Parties set forth in this Section 7.08. For the avoidance of doubt, the provisions of this Section 7.08 are not intended to, and shall not, result in any modification of the covenants contained in any Transaction Document or any other Contract entered into between any Restricted Party, on the one hand, and Buyer or its Affiliates (including the Companies), on the other hand, and, in this regard, to the extent any of the covenants in this Agreement overlap with the covenants contained in any Transaction Document or such other Contract, the provision that is more restrictive upon the Restricted Party shall control.

(d)    Each Restricted Party acknowledges and agrees that (i) any violation or threatened violation of this Section 7.08 may result in irreparable injury to Buyer (the exact amount of which may be difficult to ascertain, and for which the remedies at law may be inadequate), (ii) Buyer shall be entitled to preliminary and permanent injunctive relief to have this Section 7.08 specifically enforced (and to recover its reasonable attorneys’ fees and costs incurred thereby) in the event of any such violation or threatened violation of this Section 7.08 without the necessity of posting any bond, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled, and (iii) without limiting the generality of the foregoing, the Restricted Period solely with respect to a Restricted Party who is in breach of such Restricted Party’s obligations under this Section 7.08 shall be extended for an additional period equal to the duration of such breach.

(e)    The Parties further acknowledge and agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds pursuant to a final judgment that any portion of this Section 7.08 is unenforceable because any of the restrictions contained herein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions that are held unenforceable. In the event that any covenant contained in this Section 7.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.

Section 7.08    RWI Policy. Prior to the Closing, Buyer shall use its best efforts to take, or cause to be taken, all actions necessary to obtain and bind the RWI Policy on terms and conditions set forth on Exhibit F as promptly as reasonably practicable after the date of this Agreement (to the extent not bound as of the date of this Agreement) and to satisfy as promptly as reasonably practicable thereafter any conditions to the effectiveness of the RWI Policy at Closing. Sellers and the Companies shall reasonably cooperate with Buyer in connection with Buyer’s efforts to cause the RWI Policy to be in full force and effect at Closing. All RWI Costs shall be timely and fully paid by Buyer. After the Closing, Buyer shall use commercially reasonable efforts to take such action as is necessary to maintain the RWI Policy in full force and effect. Buyer shall not take any action, or fail to take any action, that causes or reasonably could be expected to cause a default under, or a failure to comply with, any provision of the RWI Policy. Buyer shall not amend, modify, or terminate the RWI Policy or any provision thereof (a) in any manner that may lead to liability of any Seller pursuant to Article IX or (b) otherwise in any manner that is, or could reasonably be expected to be, adverse to any one or more Seller.

Section 7.09    Exclusivity. From the date hereof until the Closing, except for this Agreement and the transactions contemplated hereby, Sellers and the Companies shall not, directly or indirectly, through any Person or otherwise, (a) enter into any Contract, agreement in principle or other commitment (whether or not legally binding) relating to any (i) merger, consolidation or business combination with or recapitalization, liquidation or dissolution of any Company, (ii) acquisition or purchase of all or a significant portion of any of the assets or any equity security in any Company or (iii) other a similar capital transaction (a “Competing Transaction”), (b) solicit, offer, initiate, encourage, conduct or engage in any discussions, investigations or negotiations relating to any proposal or offer from any Person relating to any Competing Transaction or (c) furnish to any other Person any information or access with respect to any Company relating to any Competing Transaction, or otherwise assist or participate in, any effort or attempt by any other Person to effect a Competing Transaction. If any Company, any Seller or any of their respective Representatives receives any written proposal or written offer with respect to any Competing Transaction, Sellers’ Representative shall, or shall cause such Company, Seller or Representative to, (A) respond by informing such Person that such offer, proposal or request is prohibited by the terms of this Agreement and (B) promptly inform Buyer (and provide reasonable detail) of such communication, proposal or offer or request for information. Immediately upon execution of this Agreement, Sellers and the Companies shall, and shall cause their respective Representatives to, cease and not engage in any discussions or negotiations regarding any Competing Transaction, and to cease access to any virtual data room other than the discussion and negotiation of the Contemplated Transactions by this Agreement with Buyer or access of Buyer or its Representatives to any virtual data room.

Section 7.10    Confidentiality. Following the Closing Date, Sellers shall, and shall cause their Representatives and Affiliates to, treat and hold as confidential all nonpublic and confidential information relating to the Business (the “Confidential Information”). Without limiting the foregoing, Sellers shall not, and shall not cause or permit any of their respective Representatives or Affiliates to use or disclose the Confidential Information to any Person (except as may be necessary to disclose such information to such Person’s professional advisors). In the event that Sellers or any of their respective Representatives or Affiliates is required (by a Governmental Authority or by applicable Law) to disclose the Confidential Information, then such Person shall (to the extent legally permissible) promptly notify Buyer of the requirement so that Buyer may, at its sole expense, seek an appropriate protective order or waive compliance with this Section 7.10. If, in the absence of a protective order or receipt of a waiver hereunder, Sellers or any of their respective Representatives or Affiliates, on the advice of counsel, compelled to disclose such confidential information, such Person may so disclose the confidential information without such disclosure violating this Section 7.10. Notwithstanding the obligations of confidentiality and nondisclosure with respect to Confidential Information required by this Section 7.10, nothing in this Section 7.10 shall restrict the disclosure of Confidential Information by any one or more of Sellers (or any of their respective Representatives or Affiliates or other agents) for the purpose of Tax reporting, legal advice, estate planning, family wealth planning, a dispute in connection with this Agreement (or any agreement or document contemplated by this Agreement, including any Transaction Document), any transaction contemplated by this Agreement or any Transaction Document.

Section 7.11    Release. In consideration of the execution, delivery and performance of this Agreement by Buyer, each Seller hereby gives the following general release effective as of the Closing:

(a)    such Seller, on its own behalf and on behalf of its Affiliates and their respective successors and assigns, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each Company and its respective former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing, and each of their respective successors and assigns (collectively, the “Released Parties”), to the fullest extent permitted by applicable Law, from any and all Losses of every type, kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that such Seller has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the end of the day prior to the Closing Date with respect to any matter involving the equity securities of any Company (including the Purchased Equity), any Company or their respective businesses arising on prior to the Closing (collectively, but subject to the immediately following proviso, “Released Claims”); provided, however, that nothing in this Section 7.11 shall constitute a release or waiver of any rights of any Seller arising under or with respect to: (i) this Agreement, any of the Transaction Documents, or any Contemplated Transaction; (ii) any of the rights of a Seller as an employee or service provider of any one or more of the Companies for accrued but unpaid compensation; (iii) any accrued rights of a Seller as an employee or service provider of one or more of the Companies under any one or more of the Company’s employee benefit plans in accordance with the express terms thereof; or (iv) any and all Proceedings, orders, obligations, contracts, agreements, debts and liabilities whatsoever arising at or after the Closing or on account of or arising out of any matter, cause or event occurring at or after the Closing;

(b)    such Seller is aware that such Seller may hereafter discover claims or facts in addition to or different from those such Seller now knows or believes to exist, which if such Seller had known, may have affected such Seller’s decision to execute this Agreement; however, such Seller hereby settles and releases all of the Released Claims which such Seller had, has or may have against the Released Parties including arising out of such additional or different facts;

(c)    such Seller represents and agrees that such Seller (i) has not assigned or transferred, or purported to have assigned or transferred, to any Person any Released Claims, (ii) has not filed with any Governmental Authority or any other Person any Proceeding against any of the Released Parties involving any Released Claims and (iii) shall not take any of the actions set forth in the immediately preceding clauses (i)-(ii) at any time hereafter; and

(d)    such Seller represents and acknowledges (i) that such Seller has read this Section 7.11 and has been given an opportunity to ask questions of the Companies’ Representatives and (ii) that in signing this release each such Seller does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any Representative of the Companies or Buyer or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

Section 7.12    Right of Negotiation. Sellers hereby grant Buyer an exclusive right to negotiate (the “Negotiation Right”) the purchase by Rondo Partners of all of the right, title and interest in and to all of the tangible and intangible assets and properties owned by, or the outstanding equity interests in, Apace in exchange for a payment in cash and equity in Rondo Partners that is mutually agreeable to Buyer and the owners of Apace, on terms substantially similar, including representations and warranties, relative escrow amount and indemnification provisions, to the terms of set forth in this Agreement (the “Apace Transaction”). The Negotiation Right shall survive until the date that is 180 days after the Closing Date. The Parties acknowledge and agree that nothing in this Section 7.12 creates any legally binding or enforceable agreement or commitment of any Party with respect to the Apace Transaction or imposes on any Party any duty or obligation to negotiate towards, enter, execute or consummate any agreement or commitment, and failure to do so will not give rise to any Liability of Buyer. During the 180-day period referred to in this Section 7.12, Sellers shall not voluntarily sell, voluntarily transfer or otherwise voluntarily dispose of, or enter into any agreement, understanding or commitment to sell, transfer or otherwise dispose of, all or substantially all of the assets or properties or, or equity interests in, Apace.

Section 7.13    Financial Statements. Sellers shall deliver to Buyer as soon as practicable after the date hereof but in any event by the date that is 45 days after the Closing audited financial statements consisting of the balance sheet of each Company as of December 31, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity (or capital accounts and members’ equity, as applicable) and cash flow (including any notes thereto) for the fiscal year then ended (the “Rule 3-05 Financial Statements”). The Rule 3-05 Financial Statements will be prepared in accordance with (a) the books and records of the Companies and (b) Regulation S-X to comply with the requirements of Rule 3-05 and GAAP. Sellers agree to provide Buyer with (i) an opportunity to review and comment on drafts of the Rule 3-05 Financial Statements, the form and substance of which shall be reasonably acceptable to Buyer, and (ii) reasonable access in accordance with and subject to the provisions of Section 6.02 to the documents, schedules and work papers of Sellers that are reasonably necessary for purposes of such review.

Section 7.14    Certain Amendments. Prior to the Closing, Sellers shall (a) cause the Real Property Leases to be amended to incorporate the terms and provisions as described on Schedule 7.14(a) (the “Real Property Lease Amendments”), (b) cause the Apace Packaging Agreement to be amended to incorporate the terms and provisions as described on Schedule 7.14(b) (the “Apace Packaging Agreement Amendment”), and (c) cause the AvMEDICAL Agreement to be amended to incorporate the terms and provisions as described on Schedule 7.14(c) (the “AvMedical Amendment”).

Section 7.15    Transfer of Med-Surg Business. Prior to Closing, (a) Sellers shall cause AvKARE to assign, sell, convey, distribute or otherwise transfer to AvMEDICAL, LLC all of the assets relating to the Med-Surg Business, and (b) Sellers shall cause AvMEDICAL, LLC to assume the Liabilities relating to or arising out of such assets or the Med-Surg Business, so that at the Closing, none of the Companies owns, holds or otherwise has any right or interest in or to any of the assets relating to the Med-Surg Business or is under any obligation or other Liability with respect to or relating to such assets or the Liabilities relating to or arising out of the operation prior to Closing Med-Surg Business (the transactions referred to in clauses (a) and (b), collectively the “Med-Surg Business Transfer”). Notwithstanding the preceding, Buyer acknowledges that the novation process relating to the Med-Surg Business Transfer may not be complete for contracts entered into or proposed prior to the Closing and such contracts shall be novated as promptly as reasonably possible following Closing; provided that such novation or assignment process is commenced prior to the Closing and any costs, obligations or other Losses incurred by any Buyer Indemnitee in connection with such contracts shall be subject to Sellers’ indemnification obligation in Section 9.02(d).

Section 7.16    Oracle License. For a period of up to eighteen (18) months following the Closing, Sellers shall cause Apace to pay to AvKARE a monthly fee equal to 15% the total cost of the license under the Oracle Agreement for access to, and use of, such license. Such use and access shall discontinue within eighteen (18) months following the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Contemplated Transactions to be rescinded following completion thereof.

(c)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers’ Representative, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment thereof or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Sellers contained in Article III and Article IV that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of such representations and warranties not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Sellers and the Companies shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)    There shall not have occurred a Material Adverse Effect.

(d)    Sellers’ Representative shall have delivered to Buyer the following documents, in each case in form and substance satisfactory to Buyer:

(i)    a closing memorandum setting forth the flow of funds applicable to payment of the Closing Purchase Price, including amounts payable to each separate Seller or to one or more accounts designated by each separate Seller (the “Closing Memorandum”);

(ii)    the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;

(iii)    the resignation or removal (effective as of the Closing) of managers, directors and officers of each Company to the extent requested by Buyer at least two (2) Business Days prior to the Closing;

(iv)    least three (3) Business Days prior to the Closing, payoff letters (the “Payoff Letters”) in each case with IRS Form W-9s and/or other sufficient similar tax documentation, with respect to the Indebtedness of the Companies being paid off at Closing or with proceeds of the AvKARE Seller Notes (the “Payoff Indebtedness”), and, to the extent not addressed by such payoff letters, releases and termination statements (in proper form for filing immediately after the Closing) for all Encumbrances on the assets of the Companies securing any such Payoff Indebtedness and guarantees relating to such Payoff Indebtedness, including the agreement of the holders of such Encumbrances to terminate all UCC financing statements filed in connection therewith (including the Encumbrance in favor of Cardinal Health 105 Inc., with respect to which an amendment of the collateral description in the UCC financing statement to limit the scope of collateral would be acceptable);

(v)    evidence that the Pre-Closing Reorganization has been consummated;

(vi)    the Real Property Lease Amendments, in each case duly executed by the applicable Company and landlord thereto;

(vii)    the Apace Packaging Agreement Amendment, duly executed by the Companies and Apace;

(viii)    the AvMedical Amendment, duly executed by AvKARE and AvMEDICAL, LLC;

(ix)    a no-claims declaration, duly executed by each Rollover Seller, containing such certifications as required under the RWI Policy, in a form satisfactory to the insurer under the RWI Policy;

(x)    a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Company, certifying that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(xxix)    an estoppel certificate from each landlord stating that the applicable Real Property Lease is valid, binding, and in full force and effect and that the Company is not in default thereunder, and, to the extent required under the applicable Real Property Lease, original, fully executed written consent from each landlord to the applicable Contemplated Transactions;

(xxx)    a subordination, non-disturbance and attornment agreement from each lender, ground lessee or mortgagee having an interest in or lien on the underlying Real Property subject to a Real Property Lease, and, if required by the fee owner’s underlying loan or mortgage documents, any written consent to the applicable Contemplated Transactions;

(xi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of AvKARE certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of AvKARE authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions;

(xii)    evidence of the consummation of the Med-Surg Business Transfer;

(xiii)    evidence of the termination of the AvKare Shareholders Agreement, including a waiver by the AvKare shareholders of accrued but unpaid dividends; and

(xiv)    evidence of the consummation of each of the actions and transactions required to be performed or consummated by Section 6.07, including the (A) transfer of the sponsorship of the Dixon 401(k) Plan, (B) the amendment of the AvKARE 401(k) Plan, (C) the separation and creation of mirror health and welfare plans and (D) the termination of employment agreements and payment of the related transaction bonuses, in each case pursuant to and in accordance with Section 6.07.

Section 8.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Contemplated Transactions shall be subject to the fulfillment thereof or Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Buyer contained in Article V that are qualified by materiality shall be true and correct in all respects, and each of such representations and warranties not qualified by materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with it prior to or on the Closing Date.

(c)    Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)    Buyer shall have delivered to Sellers’ Representative, or such other party noted below, the following documents, in each case in form and substance reasonably acceptable to Sellers’ Representative:

(i)    the Escrow Agreement, duly executed by Buyer;

(ii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions; and

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign the documents to be delivered hereunder; and

(e)    Buyer shall have made all payments required to be made by Buyer under the provisions of Section 2.03(a) in accordance with the terms of this Agreement;

(f)    Buyer shall have delivered to Sellers’ Representative written acknowledgement that Buyer has agreed to the Closing Memorandum;

(g)    Buyer shall have delivered to Sellers’ Representative a certificate of good standing (or similar certification) from the Delaware Secretary of State, certifying that Buyer is in active status and good standing with the State of Delaware;

(h)    Buyer shall have obtained and bound the RWI Policy on the terms and conditions set forth on Exhibit F, and such RWI Policy shall be in full force and effect; and

(i)    Buyer shall have paid all of the RWI Costs.

Section 8.04    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Contemplated Transactions or terminating this Agreement and abandoning the Contemplated Transactions, on the failure to satisfy any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use reasonable best efforts to consummate the Contemplated Transactions as required by and subject to Section 6.05.

ARTICLE IX

INDEMNIFICATION

Section 9.01    Survival. The representations, warranties, covenants and agreements of Sellers, on the one hand, and Buyer, on the other hand, contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing until the fifth anniversary of the Closing Date and (b) the representations and warranties set forth in Section 4.19 (Taxes) shall survive until the expiration of any applicable statute of limitations (including any extensions thereof). The date on which a representation, warranty, covenant or agreement survives to following the Closing is referred to as the “Indemnification Termination Date”. On the Indemnification Termination Date, the representations, warranties, covenants and agreements contained in this Agreement and any right of any Buyer Indemnitee or Seller Indemnitee to make a claim for indemnification on account thereof will terminate; provided, that any covenant contained herein that expressly contemplates performance thereof following the Indemnification Termination Date shall survive until fully performed in accordance with its terms. In the event notice of a claim for indemnification under Section 9.02 or Section 9.03 is given in good faith and with reasonable specificity prior to the Indemnification Termination Date, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved. For the avoidance of doubt, the Parties agree and acknowledge that the survival periods set forth in this Section 9.01 (i) are contractual statutes of limitation and any claim brought by any of the Buyer Indemnitees or the Seller Indemnitees must be brought by such Buyer Indemnitee or such Seller Indemnitee pursuant to the appropriate provisions of this Article IX before expiration of any applicable survival period set forth in this Section 9.01 and (ii) only apply to the indemnification obligations set forth in Section 9.02(a), Section 9.02(b) and Section 9.03 and do not in any way limit indemnification claims pursuant to Section 9.02(c), Section 9.02(d), Section 9.02(e) or Section 9.02(f).

Section 9.02    Indemnification of Buyer Indemnitees. Subject to the other provisions of this Article IX (including Section 9.04), from and after the Closing Date, and subject to the limitations set forth in this Agreement, Sellers shall severally, and not jointly and severally, indemnify, defend and hold Buyer, its Representatives and Affiliates (including the Companies), each of their respective equityholders, members, partners, officers, directors, managers, employees, agents, Affiliates, and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) harmless from Losses actually suffered or incurred by such Buyer Indemnitee as a direct result of:

(a)    any breach of any representations or warranties contained in Article III or Article IV or in any certificate or other document delivered pursuant to this Agreement;

(b)    any breach by a Seller or a Company of any of its covenants or agreements contained herein to be performed at or prior to the Closing or in any certificate or other document delivered pursuant to this Agreement;

(c)    any Closing Indebtedness or Closing Transaction Expenses, in each case to the extent not (A) paid or satisfied at or prior to the Closing or (B) taken account in calculating the Closing Purchase Price or the Closing Adjustment);

(d)    (i) the Med-Surg Business Transfer and any of the assets relating to, or Liabilities relating to or arising out of, the Med-Surg Business or the ownership or operation thereof or (ii) the conduct by AvMEDICAL, LLC of its business, including the ongoing Veterans Administration Office of Inspector General Audit;

(e)    any violation of or failure to comply prior to the Closing with the Fair Labor Standards Act or any other applicable Law relating to wages and hours with respect to current and former employees of the Companies, including such Laws relating to overtime, minimum wage, the provision of meal and rest breaks, working hours, recordkeeping, timely and accurate pay statements, waiting time penalties, and the classification of employees as exempt or non-exempt from the provisions of such Laws, with respect to the classifications disclosed on Section 4.17(r) of the Disclosure Schedules; and

(f)    any of the matters set forth on Section 9.02(f) of the Disclosure Schedules.

Section 9.03    Indemnification of the Seller Indemnitees. From and after the Closing Date, and subject to the limitations set forth in this Agreement, Buyer and the Companies shall jointly and severally indemnify, defend and hold Sellers, Sellers’ Representative, their Representatives and Affiliates, each of their respective equityholders, members, partners, officers, directors, managers, employees, agents, Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) harmless from Losses actually suffered or incurred by such Seller Indemnitee as a direct result of:

(a)    any breach of any representations or warranties contained in Article V or in any certificate or other document delivered pursuant to this Agreement; and

(b)    any breach by Buyer of any of its covenants or agreements contained herein to be performed at or prior to the Closing or in any certificate or other document delivered pursuant to this Agreement.

Section 9.04    Limitations on Indemnification of Buyer Indemnitees. Notwithstanding anything contained in this Agreement to the contrary, the rights of the Buyer Indemnitees to indemnification under this Agreement are limited as follows:

(a)    Deductible. The Buyer Indemnitees will not be entitled to recover any Losses for Sellers under Section 9.02(a) until the total of all such Losses suffered by the Buyer Indemnitees exceeds $1,125,000 (the “Deductible”), in which event the Buyer Indemnitees shall be entitled to recover Losses from Sellers in excess of the Deductible and up to a maximum amount equal to $1,125,000. The Deductible shall not apply to Losses (i) arising from breaches of any Fundamental Representation or (ii) arising from Fraud committed by a Seller.

(b)    General Cap. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses and any other amounts recoverable by the Buyer Indemnitees from any one or more Seller pursuant to Section 9.02(a) shall not exceed an amount equal to $1,125,000 (the “Cap”). The Cap shall not apply to Losses arising from (i) breaches of any Fundamental Representation or (ii) Fraud committed by Sellers. Notwithstanding the foregoing, following satisfaction of the Retention, and to the extent coverage is available under the RWI Policy (or would have been available but for any coverage limits set forth in the RWI Policy), the Buyer Indemnitees’ sole recourse for any claims for Losses pursuant to Section 9.02(a) (other than with respect to a Fundamental Representation or Fraud committed by any Seller) shall be recovery under the RWI Policy.

(c)    Overall Cap. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses and any other amounts recoverable by the Buyer Indemnitees from a particular Seller pursuant to any one or more provisions of Section 9.02 shall not exceed an amount equal to the Closing Purchase Price actually received by such Seller, other than with respect to Fraud committed by a Seller, in which case such limit on Losses shall not apply with respect to such Seller. For the avoidance of doubt, Losses recoverable against a Seller committing Fraud will not be limited by this Section 9.02(c).

(d)    Escrow Fund.

(i)    For the avoidance of doubt, (A) the Escrow Amount is intended to be used to fund Sellers’ indemnification obligations in an amount up to 50% of the Retention (i.e. as recourse for matters for which the RWI Policy would have covered but for the Retention under the RWI Policy), (B) the amount of any Losses that would give rise to any indemnification obligations of Sellers hereunder and that would be covered by the RWI Policy but for the Retention thereunder shall nonetheless be an indemnification obligation of Sellers hereunder, subject to the limitations set forth herein (including the Deductible), (C) nothing in this Article IX shall be deemed to limit any rights of any Buyer Indemnitee against the insurance carrier under the RWI Policy and (D) the claims period and limitations under the RWI Policy may differ from the terms herein solely for purposes of the administration of the RWI Policy and shall have no effect on the indemnification obligations of Sellers hereunder.

(ii)    From and after the Closing Date, any Losses for which any one or more of the Buyer Indemnitees is otherwise entitled to indemnification pursuant to the term so this Agreement shall be satisfied (subject to the other limitations in this Section 9.04):

(A)    first, such indemnification obligation shall be satisfied from Escrow Amount until the Retention has been satisfied;

(B)    second, such indemnification obligation shall be satisfied by recovery under the RWI Policy, if applicable, until the RWI Policy limits have been exhausted;

(C)    third, such indemnification obligation shall be satisfied from Escrow Amount until the Escrow Amount is reduced to $0;

(D)    fourth, such indemnification obligation shall be satisfied as a dollar-for-dollar set-off against (x) the principal amount of the AvKARE Seller Notes and the Rondo Top Notes, until a maximum amount of $1,000,000 has been set-off, and (y) the principal amount of the R&S Seller Notes; and

(E)    thereafter, but only with respect to breaches of any Fundamental Representations or items described in Section 9.02(b), Section 9.02(c), Section 9.02(d), Section 9.02(e) or Section 9.02(f), to the extent such indemnification obligations remain unsatisfied (including in the event that the RWI Policy does not cover the applicable Losses), Sellers shall be liable to such Buyer Indemnitee for such indemnification payments in accordance with this Article IX (subject to all other limitations set forth in this Article IX).

(e)    Reduction. Buyer Indemnitees’ right to indemnification pursuant to this Agreement on account of any Losses shall be reduced by (i) all insurance (including the RWI Policy) or other proceeds recovered or recoverable by the Buyer Indemnitees from third parties, including pursuant to indemnification obligations of third parties in favor of a Company (net of reasonable collection costs, and specifically demonstrable increases in premiums and retro-premiums specifically caused by the Losses paid), and (ii) any accruals or reserves on the Financial Statements or the calculation of Net Working Capital with respect to which such Losses relate. If any Buyer Indemnitee or any of its Affiliates receives any insurance or other proceeds from third parties after receiving an indemnification payment for the related Loss, Buyer and the Companies shall be jointly and severally obligated to pay to Sellers’ Representative (for the benefit of Sellers) the amount of such proceeds to the extent such proceeds did not reduce the indemnity payment for the Loss within ten (10) days of the receipt of such proceeds. Without limiting the foregoing, once the Retention under the RWI Policy has been met, Buyer shall use commercially reasonable efforts to pursue recovery under the RWI Policy with respect to any applicable Losses claimed by any Buyer Indemnitee and Buyer (A) shall promptly notify Sellers’ Representative and provide such information as Sellers’ Representative may reasonably request relating to such right of recovery and the steps taken or to be taken by Buyer or its Affiliates in connection therewith, (B) shall submit such indemnification claim under the RWI Policy, (C) shall keep Sellers’ Representative reasonably informed of the progress of any action taken in respect thereof, and (D) shall not be entitled to bring any indemnification claim hereunder for breaches of Fundamental Representations or other matters which may be indemnifiable under RWI Policy in excess of the Retention until such time that Buyer has (x) submitted such claim under the RWI Policy in accordance with the terms of clause (B) above and (y) either (1) recovered proceeds under the RWI Policy or (2) received a written denial of coverage issued by the insurance carrier of the RWI Policy.

(f)    No Claims. Buyer Indemnitees shall not have any claim for Losses under this Agreement to the extent that the Losses: (i) arise as a result of or in connection with any action taken or omitted to be taken by Buyer, and after the Closing, any Company; (ii) were reflected in the calculation of Net Working Capital or were resolved pursuant to the post-Closing adjustment procedures set forth in Section 2.04; (iii) were included in Closing Indebtedness; (iv) were included in Closing Transaction Expenses; (v) were included in Closing Service Bonus Expenses, or (vi) to the extent otherwise paid or reimbursed pursuant to another provision of this Agreement. The Buyer Indemnitees shall not be indemnified for the same Loss more than once under this Agreement, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement. If any representation or warranty contained herein is limited or qualified based on materiality, including the terms “material,” “Material Adverse Effect,” or similar qualifications, such limitation or qualification shall in all respects be ignored and given no effect both for purposes of (A) determining whether there has been an inaccuracy or breach of any representation or warranty and (B) determining the amount of Losses resulting from such breach.

(g)    Limitation on Liability. Buyer Indemnitees shall not be entitled to indemnification pursuant to this Agreement for punitive damages (except with respect to Losses actually awarded to a third party in an action brought against a Buyer Indemnitee). Notwithstanding anything contained in this Agreement to the contrary, no diminution in value, multiple of profits or multiple of cash flow or similar valuation methodology shall be used in calculating the amount of any Losses under this Agreement. Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(h)    Several Liability. Notwithstanding anything in this Agreement to the contrary and subject to any other limitations on Sellers’ liability set forth herein, each Seller’s liability for any Losses under Section 9.02 shall be several (and not joint and several) and in proportion to each Seller’s “General Indemnifying Percentage” set forth on Exhibit I.

Section 9.05    Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, and other than in the case of Fraud by Sellers with respect to the representations and warranties made by Sellers in this Agreement, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Buyer Indemnitees for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, equity, statute, strict liability or otherwise) arising out of or based upon the matters set forth in this Agreement and the Contemplated Transactions, are the indemnification obligations of Sellers set forth in this Article IX. In furtherance of the foregoing, each of the Buyer Indemnitees hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any Seller arising under, based upon or relating to this Agreement, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX), other than claims of Fraud by Sellers with respect to the representations and warranties made by Sellers in this Agreement. The provisions of this Section shall not, however, prevent or limit a cause of action under Section 12.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. BUYER, ON BEHALF OF ITSELF AND THE BUYER INDEMNITEES, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR OTHER LAW WHICH MAY LIMIT THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYER, ON BEHALF OF ITSELF AND THE BUYER INDEMNITEES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYER, ON BEHALF OF ITSELF AND THE BUYER INDEMNITEES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

Section 9.06    Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article IX, other than those relating to Tax matters, which are governed by Section 7.06:

(a)    Escrow Claims. In accordance with an subject to the provisions of the Escrow Agreement, promptly after the later of (i) the date that is the first anniversary of the Closing Date or (ii) the date on which a final determination of the Closing Adjustment has been made in accordance with Section 2.05, the funds available in the Escrow Fund, net of the amount of any outstanding good faith claims or disputes to which the Escrow Amount applies (which amount shall thereafter be released to the applicable party promptly following and pursuant to resolution of such claim or dispute) or settled but not yet paid indemnification claims asserted by Buyer prior to such date, shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement. Thereafter, any remaining funds retained for any unresolved indemnification claims (if any) as set forth above, shall be paid to Sellers’ Representative (for the benefit of Sellers) upon resolution of such claims in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, if, by 5:00 p.m. Nashville, Tennessee time on the first anniversary of the Closing Date, the Closing Adjustment has been finally determined in accordance with Section 2.05 and Buyer has not delivered to Sellers’ Representative a Claims Notice, the funds available in the Escrow Fund shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b)    Notice of Direct Claims. As soon as is reasonably practicable after an Indemnified Party obtains knowledge of any matter which has or may result in Losses, such Indemnified Party shall give the Indemnifying Party written notice of such matter (a “Claims Notice”) describing the matter in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Indemnified Party. No delay in or failure to give a Claims Notice by an Indemnified Party to an Indemnifying Party pursuant to this Section will adversely affect any of the other rights or remedies that such Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnified Party except to the extent that they are prejudiced thereby.

(c)    Opportunity to Defend Third Party Claims. In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is or may be available under this Article IX (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), except as provided below and subject to the terms and conditions of the RWI Policy, the Party against whom indemnification may be sought hereunder (the “Indemnifying Party”) shall be entitled to and, if it so elects, shall at its own cost and expense, (i) take control of the defense and investigation of such Third Party Claim and (ii) pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the Party seeking indemnification hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section within fourteen (14) days after delivery of the Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party, (A) there are legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, (B) upon advice of the Indemnified Party’s counsel, there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim (other than one arising from the existence of the indemnification obligations under this Agreement), or (C) the primary remedy sought in connection with such Third Party Claim is injunctive or equitable relief or involves any criminal or quasi-criminal allegation or investigation, the Indemnifying Party shall not be entitled to assume the defense of the Third Party Claim.

(d)    To the extent this Section 9.06 is inconsistent with Section 7.06(d) with respect to any Tax matter, the provisions of Section 7.06(d) shall control.

Section 9.07    Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the Parties shall cooperate with the others with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify another Party hereunder, including by using reasonable best efforts to mitigate or resolve any such claim or Liability.

ARTICLE X

TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers’ Representative and Buyer;

(b)    by Buyer by written notice to Sellers’ Representative if Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and (i) there exists a material breach of or inaccuracy in any representation or warranty of any Seller contained in this Agreement such that the Closing condition set forth in Section 8.02(a) would not be satisfied or (ii) any Seller or Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by such Seller or Company such that the Closing condition set forth in Section 8.02(b) would not be satisfied; provided, that (A) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by such Seller or such Company, as applicable, within 30 days after Sellers’ Representative receives written notice of such breach from Buyer (or such lesser period remaining prior to the date that is one day prior to the Outside Date); or

(c)    by Sellers’ Representative by written notice to Buyer if Sellers and the Companies are not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and (i) there exists a material breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement such that the Closing condition set forth in Section 8.03(a) would not be satisfied or (ii) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the Closing condition set forth in Section 8.03(b) would not be satisfied; provided, that (A) Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Buyer within 30 days after Buyer receives written notice of such breach from Sellers’ Representative (or such lesser period remaining prior to the date that is one day prior to the Outside Date); or

(d)    by Buyer (upon written notice from Buyer to Sellers’ Representative) or Sellers’ Representative (upon written notice from Sellers’ Representative to Buyer) in the event that:

(i)    the Closing shall not have occurred by June 30, 2020 (the “Outside Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Article VIII, as applicable, would not have been satisfied; provided, further, that Buyer may, in its sole discretion, extend the Outside Date if the Marketing Period has started but not concluded at least three (3) Business Days prior to the Outside Date by five (5) Business Days following the last day of the Marketing Period;

(ii)    there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited; or

(iii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions, and such Governmental Order shall have become final and non-appealable.

Section 10.02     Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to Section 10.01, this Agreement shall become void and there shall be no liability on the part of any Party hereto except (a) the obligations provided for in this Section 10.02 and in Section 6.02(b), Section 7.04, Article XII (in respect of those provisions that survive) and the definitions set forth in Schedule 1 hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any liability of any Party hereto (whether or not the terminating Party) for Fraud or any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by any Party to consummate the Contemplated Transactions if it is obligated to do so hereunder) prior to such termination.

ARTICLE XI

PROVISIONS CONCERNING SELLERS’ REPRESENTATIVE

Section 11.01    Appointment of Sellers’ Representative. Each Seller hereby irrevocably appoints Steve Shirley as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and all transactions, documents and other agreements contemplated herein, with full and exclusive power and authority to act on such Person’s behalf as Sellers’ Representative. The appointment of Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, Sellers’ Representative is hereby authorized, on behalf of Sellers, to:

(a)    in connection with the Closing, execute, deliver and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions, including the distribution of the Closing Purchase Price or Escrow Fund;

(b)    receive and give all notices and service of process, make all filings, enter into all contractual obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and actions, authorize payments in respect of any such claims, disputes or actions, and take all other actions directly or indirectly arising out of or relating to this Agreement and all transactions, documents and other agreements contemplated herein;

(c)    authorize delivery to Buyer of cash from the Escrow Fund in satisfaction of any amounts owed to Buyer pursuant to Section 2.04 or Article IX, as applicable;

(d)    initiate and accept delivery of cash from the Sellers’ Representative Expense Amount in satisfaction of any amounts incurred by Sellers’ Representative for expenses arising in connection with the administration of his duties under this Agreement after the Effective Time;

(e)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article IX;

(f)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article IX;

(g)    engage, employ or appoint any agents or Representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with his duties and obligations; and

(h)    take all other actions permitted or required to be taken by or on behalf of Sellers under this Agreement and exercise any and all rights that Sellers or Sellers’ Representative are permitted or required to do or exercise under this Agreement.

Section 11.02    No Liability. Sellers’ Representative shall not be held liable by any Seller for actions or omissions in exercising or failing to exercise all or any of the power and authority of Sellers’ Representative pursuant to this Agreement or the Contemplated Transactions, except in the case of Sellers’ Representative’s gross negligence, bad faith or willful misconduct. Sellers’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts that he reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. Sellers will jointly and severally indemnify Sellers’ Representative for any Losses Sellers’ Representative incurs or is subject to arising out of serving as Sellers’ Representative hereunder, except for Losses arising out of or caused by Sellers’ Representative’s gross negligence, bad faith or willful misconduct. As soon as practicable after the date on which the final obligation of Sellers’ Representative under this Agreement and any other documents delivered hereunder have been discharged or such other date as Sellers’ Representative deems appropriate, Sellers’ Representative shall cause any amounts remaining in the Sellers’ Representative Expense Fund to Sellers in accordance with the pro rata portions of the Closing Purchase Price payable to each Seller under the Closing Memorandum.

Section 11.03    Reliance on Sellers’ Representative. Buyer may rely on the appointment and authority of Sellers’ Representative granted pursuant to this Article XI. In so doing, Buyer may rely exclusively on any and all actions taken by and decisions of Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any Seller with respect to any such action or decision, without any liability to, or obligation to inquire of, any Seller or any other Person. Any decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all Sellers and shall be final and binding upon each Seller. Each Seller agrees not to institute any Proceeding against Buyer alleging that Sellers’ Representative did not have the authority to act as Sellers’ Representative on behalf of such Seller in connection with any action, omission or execution.

Section 11.04    Replacement or Lack of Sellers’ Representative. At any time, with or without cause, by a written instrument that is signed in writing by Sellers and delivered to Buyer, Sellers may remove and designate a successor Sellers’ Representative. If Sellers’ Representative dies, resigns or becomes legally incapacitated, a replacement Sellers’ Representative shall be chosen by the vote or written consent of a majority of Sellers, and upon such vote or written consent, that person shall become Sellers’ Representative for all purposes hereunder. If Sellers’ Representative shall at any time be removed, resign or otherwise cease to function in his capacity as such for any reason whatsoever, and no successor is appointed by Sellers, then all references in this Agreement to “Sellers’ Representative” shall be treated as references to all Sellers acting jointly in concert.

ARTICLE XII

MISCELLANEOUS

Section 12.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Buyer shall pay and be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (b) Sellers shall pay all amounts payable to Raymond James and (c) Sellers shall pay the expenses pursuant to any “tail” insurance policy obtained pursuant to Section 7.02(b).

Section 12.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after the recipient’s normal business hours; or (d) on the third (3rd) day after the date mailed by United States Postal Service, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.02). Notwithstanding the foregoing, (i) notice sent by e-mail or fax shall only be valid if a written notice is sent to the intended recipient by a nationally recognized overnight courier no later than the day following such e-mail or fax and (ii) notice otherwise received or deemed received on a day other than a Business Day shall be deemed to be received on the next Business Day.

If to Sellers:	Steve Shirley, as Sellers’ Representative 35 Taylor Lane Lafayette, TN 37083 E-mail: Leisashirley@yahoo.com

with a copy, which shall not constitute service, to:	Frost Brown Todd LLC 150 3rd Avenue South, Suite 1900 Nashville, TN 37201 Attention: Robert V. Sartin Nathan S. Harris Email: rsartin@fbtlaw.com nharris@fbtlaw.com

If to Buyer:	RONDO ACQUISITION LLC 400 Crossing Boulevard 3rd Floor Bridgewater, NJ 08807 E-mail: legaldept@amneal.com Attention: General Counsel
with a copy, which shall not constitute service, to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 E-mail: steven.cohen@morganlewis.com Attention: Steven M. Cohen

Section 12.03     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined in this Agreement have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; and (i) any statement in this Agreement to the effect that any information, document or other material has been “made available” by Sellers shall mean such information, document or material was included in and available at least two Business Days prior to the date hereof in the “Project Rondo” online data room hosted by Intralinks. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.04     Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

Section 12.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 12.06     Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of (a) Buyer, in the case of an assignment by a Seller, Sellers’ Representative or any Company (prior to the Closing), and (b) Sellers’ Representative (on behalf of Sellers), in the case of an assignment by Buyer or any Company (following the Closing); provided, that Buyer and the Companies may, as of and following the Closing, assign, pledge or transfer this Agreement and its rights hereunder without the prior written consent of Sellers’ Representative to any Affiliate or to any financing source of Buyer as collateral security. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 12.08     Third-party Beneficiaries. Except as provided in Section 7.02 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 12.08, Section 12.07, Section 12.09, Section 12.10(d), Section 12.13 and Section 12.15.

Section 12.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Agreement to the contrary, Section 12.07, Section 12.08, this Section 12.09, Section 12.10, Section 12.11, Section 12.13 and Section 12.15 (or any other provision or defined term of this Agreement, the amendment or waiver of which has the effect of modifying the foregoing sections) may not be amended, modified, supplemented, terminated or waived in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 12.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    Any Proceeding arising out of or based upon this Agreement, the other Transaction Documents or the Contemplated Transactions may be instituted in the Court of Chancery located in Wilmington, Delaware or, if such court does not have subject matter jurisdiction, any other state or federal court located in Wilmington, Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the other Transaction Documents is likely to involve complicated and difficult issues and, therefore, each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Transaction Documents or the Contemplated Transactions. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) it has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.10(c).

(d)    Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to the Debt Financing, the Commitment Letter, or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Commitment Letter will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed and construed in accordance with the laws of the State of New York.

Section 12.11     Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any Party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with the specific terms thereof or otherwise breaches such provisions, and that money damages would not be an adequate remedy, even if available. The Parties accordingly agree that, prior to the valid termination of this Agreement pursuant to Article X, Sellers’ Representative (on behalf of Sellers) and Buyer shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ obligations to consummate the Contemplated Transactions and Buyer’s obligation to pay, and the right of Sellers’ Representative to receive (on behalf of Sellers), any consideration payable hereunder) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such proceeding.

Section 12.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, portable document format or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.13     Non-recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.

Section 12.14    Legal Representation.

(a)    Buyer hereby agrees, on its own behalf and on behalf of its Affiliates and each of their respective directors, managers, stockholders, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (a) both Frost Brown Todd LLC (or any successor) (“FBT”) and Waller Lansden Dortch & Davis, LLP (or any successor) (“Waller”) may represent Sellers’ Representative, any Seller and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the Contemplated Transactions and transactions contemplated thereby (such representation, the “Current Representation”), and (b) FBT and/or Waller may represent the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Article IX, any agreements contemplated by this Agreement or the Contemplated Transactions or transactions contemplated thereby (any such representation, the “Post-Closing Representation”) notwithstanding Current Representation (or any continued representation) of the Companies, and Buyer, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer, on behalf of itself and the Waiving Parties, acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that it has consulted with counsel or has been advised it should do so in connection herewith.

(b)    Buyer acknowledges that the foregoing provision applies whether FBT or Waller provides legal services to any Company after the Closing Date. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and FBT and/or Waller made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Contemplated Transactions or transactions contemplated thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group, FBT and/or Waller, as applicable, and neither Buyer, nor any Person purporting to act on behalf of or through Buyer or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, Buyer shall and shall cause the Companies to, on behalf of itself and the Waiving Parties, waive and not assert any attorney-client privilege with respect to any communication between FBT and/or Waller and any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation of the Seller Group. Accordingly, the Waiving Parties shall not have access to, or any property interest in, any of the files of FBT or Waller relating to the Current Representation or any Post-Closing Representation of the Seller Group.

Section 12.15    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (i) none of Sellers’ Representative or the Companies, nor any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against the Debt Financing Sources (in their capacities as such) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether in law or equity, in contract, in tort or otherwise, and (ii) the Debt Financing Sources (in their capacities as such) shall not have any liability (whether in contract, in tort or otherwise) to Sellers’ Representative, the Companies or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. In furtherance of the foregoing, each Company and the Sellers’ Representative agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing or any transaction contemplated hereby or thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JERRY BRIAN SHIRLEY BUSINESS TRUST

By:	/s/ Brian Shirley
Name:	Brian Shirley
Title:	Trustee

DARREN THOMAS SHIRLEY BUSINESS TRUST

By:	/s/ Darren Shirley
Name:	Darren Shirley
Title:	Trustee

STEVE SHIRLEY BUSINESS TRUST

By:	/s/ Steve Shirley
Name:	Steve Shirley
Title:	Trustee

JERRY SHIRLEY BUSINESS TRUST

By:	/s/ Jerry Shirley
Name:	Jerry Shirley
Title:	Trustee

/s/ Troy Mizell
TROY MIZELL

/s/ Darrell Calvert
DARRELL CALVERT

/s/ Steve Shirley
STEVE SHIRLEY, AS SELLERS’
REPRESENTATIVE

DIXON-SHANE LLC D/B/A R&S NORTHEAST LLC

By:	/s/ Steve Shirley
Name:	Steve Shirley
Title:	President

AVKARE, INC.

By:	/s/ Troy Mizell
Name:	Troy Mizell
Title:	President and CEO

RONDO ACQUISITION LLC

By:	/s/ Chirag Patel
Name:	Chirag Patel
Title:	President and CEO

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SCHEDULE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Schedule 1 unless the context clearly otherwise requires.

“Additional Escrow Amount” has the meaning set forth in Section 6.06.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.04(b).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 6.04(b).

“Antitrust Laws” has the meaning set forth in Section 6.03(c).

“Apace” means Apace KY LLC, a Kentucky limited liability company d/b/a Apace Packaging LLC.

“Apace Packaging Agreement” means that certain Exclusive Packaging Agreement dated January 1, 2019 by and among the Companies and Apace.

“Apace Transaction” has the meaning set forth in Section 7.12.

“Applicable Accounting Practices and Procedures” means GAAP (in effect as of the date hereof), and to the extent consistent with GAAP (in effect as of the date hereof), the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Companies on a combined basis in the preparation of the Audited Financial Statements.

“A&R Operating Agreement” means the Amended and Restated Operating Agreement of Rondo Partners, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“Audited Financial Statements” has the meaning set forth in Section 4.06(a)(i).

“AvKARE” has the meaning set forth in the Preamble.

“AvKARE Contribution” has the meaning set forth in the recitals.

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“AvKARE Conversion” has the meaning set forth in the recitals.

“AvKARE Holdings” has the meaning set forth in the recitals.

“AvKARE Owners” has the meaning set forth in the recitals.

“AvKARE Seller Notes” has the meaning set forth in the recitals.

“AvKARE Shares” has the meaning set forth in the recitals.

“AvMEDICAL Agreement” means that certain Master Services Agreement dated November 22, 2019 by and between AvKARE and AvMEDICAL, LLC.

“Balance Sheet Date” has the meaning set forth in Section 4.06(a)(ii).

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case used or relied upon by the Companies in the conduct of the Business as currently conducted.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.01(b).

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Calvert” has the meaning set forth in the preamble.

“Cash and Cash Equivalents” means, with respect to the Companies, all unrestricted cash and cash equivalents, repayable on demand and freely remittable, held by the Companies. For avoidance of doubt, Cash and Cash Equivalents shall (a) be increased by all checks and drafts deposited for the account of the Companies to the extent such checks and/or drafts have not been credited by the Companies’ bank, (b) be decreased by all checks and drafts issued by the Companies to the extent such checks and drafts have not cleared and (c) exclude any amounts included as Current Assets in the calculation of the Closing Net Working Capital Difference.

“Claims Notice” has the meaning set forth in Section 9.06(b).

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“Closing” has the meaning set forth in Section 2.06.

“Closing Adjustment” means an amount, which may be positive or negative, equal to the aggregate positive or negative differences between: (a) the Closing Net Working Capital Difference compared to the Estimated Net Working Capital Difference; (b) the Closing Indebtedness compared to Estimated Indebtedness; (c) the Closing Transaction Expenses compared to the Estimated Transaction Expenses; (d) the Closing Service Bonus Expenses compared to the Estimated Service Bonus Expenses and (e) the Closing Cash compared to the Estimated Closing Cash. For purposes of clarity, (i) an excess of a positive Closing Net Working Capital Difference over the Estimated Net Working Capital Difference would generate a positive adjustment; (ii) an excess of the Closing Indebtedness over the Estimated Indebtedness would generate a negative adjustment; (iii) an excess of the Closing Transaction Expenses over the Estimated Transaction Expenses would generate a negative adjustment (iv) an excess of the Closing Service Bonus Expenses over the Estimated Service Bonus Expenses would generate a negative adjustment and (v) an excess of the Closing Cash over the Estimated Closing Cash would generate a positive adjustment.

“Closing Adjustment Disputed Items” has the meaning set forth in Section 2.05(d).

“Closing Cash” has the meaning set forth in Section 2.05(a).

“Closing Cash Consideration” means the Closing Purchase Price, minus the sum of (a) the Escrow Amount, (b) the Sellers’ Representative Expense Amount.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Indebtedness” has the meaning set forth in Section 2.05(a).

“Closing Memorandum” has the meaning set forth in Section 8.02(d)(i).

“Closing Net Working Capital Difference” has the meaning set forth in Section 2.05(a).

“Closing Purchase Price” has the meaning set forth in Section 2.01.

“Closing Service Bonus Expenses” has the meaning set forth in Section 2.05(a).

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Closing Transaction Expenses” has the meaning set forth in Section 2.05(a).

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“COBRA” has the meaning set forth in Section 4.17(j).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Commitment Letter” has the meaning set forth in Section 5.05.

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 7.01(a).

“Company Intellectual Property” has the meaning set forth in Section 4.10(a).

“Competing Transaction” has the meaning set forth in Section 7.09.

“Confidential Information” has the meaning set forth in Section 7.10.

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” means any oral or written contract, lease, license, instrument, indenture, undertaking or other agreement that is legally binding.

“Contributed Equity” has the meaning set forth in the recitals.

“Current Assets” means, without duplication, the sum of the following assets of the Companies: (a) accounts receivable (including rebates and chargebacks), (b) inventory, net of reserve; provided that the Closing Net Working Capital shall the include the full value of the inventory for products with 12 months or more remaining shelf life, 50% of the value for products with 9, 10 or 11 months of remaining shelf life and no value for products with remaining shelf life of less than 9 months, and (c) prepaid expenses (including prepaid insurance but specifically excluding any expense related to directors’ and officers’ insurance that may be obtained hereunder), but excluding (i) Cash and Cash Equivalents, and (ii) any current or deferred Income Tax assets.

“Current Liabilities” means, without duplication, the sum of the following liabilities of the Companies: (a) accounts payable, (b) accrued current Taxes, (c) deferred revenue and (c) accrued expenses, but excluding (i) Transaction Expenses, (ii) Indebtedness, (iii) deferred Tax Liabilities, and (iv) accrued compensation.

“Current Representation” has the meaning set forth in Section 12.14.

“Data Security Requirements” means all of the following, to the extent relating to data privacy, information data security, or the collection, use, processing, storage, transfer or disposition of data and applicable to the Companies: (a) each Company’s rules, policies and procedures, (b) all applicable Laws, (c) industry standards applicable to the industry in which any Company operates or to transactions processed by or on behalf of the Companies (including the Payment Card Industry Data Security Standard (PCI-DSS), if applicable) and (d) Contracts to which any Company is bound.

“DEA” means the U.S. Drug Enforcement Administration.

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“Debt Financing” has the meaning set forth in Section 5.05.

“Debt Financing Distribution” has the meaning set forth in the recitals.

“Debt Financing Sources” means Initial Debt Financing Sources and includes any Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or any alternative debt financings in connection with the transactions contemplated hereby, including any Persons that are party to any joinder agreements or credit agreements entered into pursuant or related thereto, together with their respective Affiliates, officers, directors, employees, managers and representatives involved in the Debt Financing and their respective successors and permitted assigns.

“Deductible” has the meaning set forth in Section 9.04(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Dixon 401(k) Plan” has the meaning set forth in Section 6.07(a).

“Dollars” or “$” means the lawful currency of the United States.

“DTS Trust” has the meaning set forth in the preamble.

“Employees” means those Persons employed by the Companies immediately prior to the Closing.

“Employment Agreement” has the meaning set forth in Section 2.03(a)(vii).

“Encumbrance” means any lien (statutory or other), pledge, mortgage, hypothecation, deed of trust, security interest, preemptive right, equitable interest, lease, charge, claim, easement, encroachment, condition, option, right of first refusal, priority, restriction, preference, license, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder, limited liability company or similar agreement, encumbrance or any other similar security agreement, restriction, right of way or limitation.

“Enterprise Value” means an amount equal to $340,000,000.

“Environmental Claim” means any Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, labeling, registration, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Funding Letter” has the meaning set forth in Section 5.05.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers’ Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit D.

“Escrow Amount” means $5,800,000.

“Escrow Fund” has the meaning set forth in Section 2.02(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.05(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.05(a).

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“Estimated Net Working Capital Difference” has the meaning set forth in Section 2.05(a).

“Estimated Service Bonus Expenses” has the meaning set forth in Section 2.05(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.05(a).

“Existing Insurance Policies” has the meaning set forth in Section 2.05(a).

“Federal Health Care Program” means “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs, TRICARE and similar or successor programs that are funded, in whole or in part, by the United States Government.

“FDA” means the U.S. Food and Drug Administration or a successor thereto.

“Financial Statements” has the meaning set forth in Section 4.06(a)(ii).

“Financing” has the meaning set forth in Section 5.05.

“Financing Agreements” has the meaning set forth in Section 6.04(a).

“Fraud” means with respect to a Seller, fraud or intentional misrepresentation with respect to the making of the representations and warranties pursuant to Article III and Article IV (as applicable) by such Seller, provided that such fraud or intentional misrepresentation by a Seller shall only be deemed to exist if such Seller had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Seller pursuant to Article III (as qualified by the Disclosure Schedules) and Article IV (as qualified by the Disclosure Schedules) were actually breached when made with the express intention that Buyer rely thereon to its detriment.

“FTC” has the meaning set forth in Section 6.03(a).

“Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization and Existence), Section 3.02 (Authority and Enforceability), Section 3.04 (Ownership), Section 3.06 (No Brokers), Section 4.01 (Organization, Authority and Qualification of the Companies), Section 4.02 (Authority and Enforceability), Section 4.03 (Capitalization), Section 4.04 (No Subsidiaries), Section 4.21 (Brokers), Section 5.01 (Organization and Authority of Buyer) and Section 5.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, directive, stipulation, determination, award, ruling or other action issued, made, rendered, entered by or with any Governmental Authority.

“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by a Company to any Governmental Authority or any prime contractor which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, purchase order, task order, delivery order or change order or contract modification between a Company and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or (b) above.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” has the meaning set forth in Section 7.06(a).

“Income Tax Returns” has the meaning set forth in Section 7.06(c)(i).

“Indebtedness” means, with respect to any Person, but without duplication: (a) all obligations for borrowed money, which obligations shall include the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured; (b) all obligations, contingent or otherwise, evidenced by a note, loan agreement, bond, debenture or similar facilities; (c) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions; (d) any deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (e) any obligations under financing leases or leases that are required to be capitalized in accordance with GAAP as of the date hereof, (f) any obligations under conditional sale or other title retention agreements, (g) any obligations arising out of interest rate, currency or other hedge or derivative agreements or other hedging or derivative arrangements (including any breakage costs), (h) any obligations secured by (or for which a Person has an

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existing right, contingent or otherwise, to be secured by) an Encumbrance other than a Permitted Encumbrance, (i) any accrued but unpaid severance obligations; (j) any accrued interest, fees and charges in respect of any of the foregoing; (k) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing, and (l) all obligations of a type referred to above which are directly or indirectly guaranteed by any of the Companies; provided, however, “Indebtedness” shall exclude (x) Service Bonuses, (y) all items or amounts constituting Current Liabilities and (z) all of the Transaction Expenses.

“Indemnification Termination Date” has the meaning set forth in Section 9.01.

“Indemnified Party” has the meaning set forth in Section 9.06(c).

“Indemnifying Party” has the meaning set forth in Section 9.06(c).

“Independent Accountant” has the meaning set forth in Section 2.05(d).

“Intellectual Property” means all intellectual property and proprietary rights, interests and protections in any jurisdiction throughout the world, including: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights (including copyrights in software) and moral rights, including all applications and registrations and all goodwill related to the foregoing; (c) trade secrets, confidential information and know-how; (d) patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; and (e) internet domain name registrations.

“Initial Debt Financing Sources” has the meaning set forth in Section 5.05.

“Interim Financial Statements” has the meaning set forth in Section 4.06(a)(ii).

“JBS Trust” has the meaning set forth in the preamble.

“JS Trust” has the meaning set forth in the preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any debt, duty, Tax, commitment, deficiency, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, matured or unmatured, asserted or unasserted, liquidated or unliquidated, known or unknown or due or to become due), and including all out-of-pocket costs and expenses relating thereto (including any interest imposed with respect thereto and costs and expenses related to the defense, settlement or resolution of any related Proceeding).

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“Losses” means any loss, damage, Liability, demand, charge, Proceeding, assessed interest, penalty, cost and expense of every kind and nature (including any interest imposed with respect thereto and costs and expenses related to the defense, settlement or resolution of any related Proceeding, including reasonable attorneys’ fees).

“Manifest Error” means an error that is plain and undisputable, and that amounts to a complete disregard of the controlling procedure or the credible evidence in the record.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (ending on the Business Day no later than the Business Day immediately prior to the Closing Date) commencing after the date hereof beginning on the first day throughout which Buyer shall have received the Required Information; provided, that the Marketing Period shall end on any earlier date on which the Financing is funded to Buyer; provided, further, that if the Marketing Period shall not have been completed prior to December 20, 2019, then it shall not commence prior to January 3, 2020.

“Material Adverse Effect” means any event, occurrence, fact, effect, condition, state of facts, development or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the Business or the results of operations, financial condition or assets of the Companies; or (b) the ability of Sellers to consummate the Contemplated Transactions on a timely basis; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Companies operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Authority associated with additional security, (c) effects of weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions, including any event, change, occurrence or effect with respect to any Company’s customers, suppliers, vendors or other Persons and (f) any failure, in and of itself, by any Company to meet any published or internal projections, forecasts or revenue or earnings projections for any period (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); provided, further, that in the case of clauses (a), (b), (c) or (d) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Companies as compared to other Persons or businesses that operate in the industry in which the Companies operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.13(b).

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“Material Suppliers” has the meaning set forth in Section 4.13(a).

“Med-Surg Business” means AvKARE’s business involving the sale of medical surgical supplies and laboratory consumables and supplies, durable medical equipment and other non-pharmaceutical items and products.

“Med-Surg Business Transfer” has the meaning set forth in Section 7.15.

“Mizell” has the meaning set forth in the preamble.

“Negotiation Right” has the meaning set forth in Section 7.12.

“Net Working Capital” means the difference between (a) Current Assets of the Companies as of the close of business on the day before Closing Date, and (b) Current Liabilities of the Companies as of the close of business on day before the Closing Date. In addition, for purposes of clarification, the calculation of Net Working Capital shall (i) exclude the impact of any action taken by Buyer on or after the Closing Date, (ii) exclude any purchase accounting adjustments or impacts and (iii) be calculated in accordance with Schedule 2.

“New Holding Companies” has the meaning set forth in the recitals.

“Objection Notice” has the meaning set forth in Section 2.05(c).

“OFAC” means the Office of Foreign Asset Control.

“Oracle Agreement” means the License Agreement among Oracle America, Inc., R&S Northeast, Apace and AvKARE.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Parties” has the meaning set forth in the preamble.

“Payoff Indebtedness” has the meaning set forth in Section 8.02(d)(iv).

“Payoff Letters” has the meaning set forth in Section 8.02(d)(iv).

“Permits” means all permits, licenses, franchises, approvals, authorizations, certificates and consents required to be obtained from Governmental Authorities.

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“Permitted Encumbrances” means: (a) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Encumbrances arising or incurred in the ordinary course of business not yet due and payable; (b) Encumbrances for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Companies (if such reserves are required by GAAP); (c) any Encumbrances that will be terminated at or prior to Closing in accordance with this Agreement; (d) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business; (e) any set of facts an accurate up-to-date survey would show, provided, however, that such facts do not impair the use, value or enjoyment of the subject property; (f) Encumbrances arising out of, under or in connection with applicable federal, state and local securities Laws; (g) Encumbrances in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution; (h) Encumbrances that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; (i) Encumbrances arising under any Organizational Document of a Company or this Agreement (or any document to be executed and delivered in connection with this Agreement or any transaction contemplated hereby); and (j) as to any Real Property Lease, the lien created by any mortgage or deed of trust recorded against the real property by the landlord under the Real Property Lease but only to the extent that the mortgagee or beneficiary thereof has agreed to execute a subordination, non-disturbance and attornment agreement benefiting the Companies in connection therewith.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” has the meaning set forth in Section 4.09(a).

“Post-Closing Representation” has the meaning set forth in Section 12.14.

“Pre-Closing Reorganization” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.06(a).

“Proceeding” means any action, audit, suit, hearing, claim, complaint, dispute, controversy, lawsuit, litigation, investigation, examination, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity).

“Products” has the meaning set forth in Section 4.15.

“Product Approvals” means all Regulatory Approvals material to, or legally required for, the development, testing (including the conducting of clinical trials), manufacturing, processing, distribution, importation, marketing, storage, labeling, packaging, relabeling, repackaging, promotion, sale, offer for sale or use of any Products.

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“Purchased Equity” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“Raymond James” means Raymond James & Associates, Inc. as financial advisor to the Companies.

“Real Property” has the meaning set forth in Section 4.09(b).

“Real Property Lease” has the meaning set forth in Section 4.09(b).

“Real Property Lease Amendments” has the meaning set forth in Section 7.14(a).

“Recall” has the meaning applied to such term by 21 C.F.R. 7.3.

“Regulatory Applications” means any and all applications submitted or caused to be submitted by the Companies for approval to develop, test (including conducting clinical trials), manufacture, process, distribute, import, market, store, label, package, relabel, repackage, promote, sell, or offer to sell the Products, and all supplements, amendments and revisions thereto, whether approved or not.

“Regulatory Approvals” means all approvals, clearances, monographs, authorizations, registrations, certifications, licenses and Permits (including approvals of NDAs and ANDAs, pricing and third party reimbursement approvals, labeling, relabeling, packaging and repackaging approvals) of, with or from any Governmental Authority related to the manufacturing, testing (including stability testing), processing, distribution, marketing, packaging, repackaging, labeling, relabeling, expiration dating, storage or sale of the Products that are tentative, pending, filed, received, in effect, granted or issued by any Regulatory Authority.

“Regulatory Authority” or “Regulatory Authorities” means any national, regional or local Governmental Authorities, including the FDA, the DEA, the FTC and the CMS, that is concerned with or regulates the marketing, promotion, sale, use, preclinical and clinical development, handling and control, storage, safety, efficacy, reliability, testing (including stability testing), processing, manufacturing, packaging, labeling, repackaging, relabeling, expiration dating, importation, distribution, or price-reporting of Products or is concerned with or regulates public health care programs.

“Regulatory Files” means all files of the Companies or their respective Affiliates with respect to (a) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues with respect to the Products, (b) all material correspondence between the Companies or their respective Affiliates, on the one hand, and any Regulatory Authority, on the other hand, relating to the Products, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by, or on behalf of the Companies or their respective Affiliates,

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and (c) all other documents, reports, records, dossiers, files and other data, information and materials relevant to compliance with the applicable Law relating to the Products, product safety related information (including periodic safety update reports and adverse event database information), regulatory submissions, expiration dating, federal health care program price reporting information and information required by Law or Regulatory Authority to be retained related to such price reporting, and written correspondence with any Regulatory Authority pertaining to Regulatory Approvals for Products.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 7.11(a).

“Released Parties” has the meaning set forth in Section 7.11(a).

“Reports” has the meaning set forth in Section 4.14(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, financing sources, counsel, accountants and other agents of such Person.

“Required Information” means all financial statements regarding the Companies as is required by paragraphs 4 and 11 of Exhibit C to the Debt Commitment Letter.

“R&S Interests” has the meaning set forth in the recitals.

“R&S Northeast” has the meaning set forth in the preamble.

“R&S Seller Notes” has the meaning set forth in the recitals.

“R&S Sellers” has the meaning set forth in the recitals.

“Restricted Business” has the meaning set forth in Section 7.07(a).

“Restricted Party” has the meaning set forth in Section 7.07(a).

“Restricted Period” has the meaning set forth in Section 7.07(a).

“Restricted Territory” has the meaning set forth in Section 7.07(a).

“Retention” means the retention amount provided for under the RWI Policy, which is equal to $2,250,000.

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“Roll Over Equity” has the meaning set forth in the recitals.

“Roll Over Equity Interest Value” means $40,800,000.

“Rollover Sellers” means the DTS Trust and the SS Trust.

“Rondo Holdings” has the meaning set forth in the recitals.

“Rondo Intermediate Holdings” has the meaning set forth in the recitals.

“Rondo Partners” has the meaning set forth in the recitals.

“Rondo Top Holdings” has the meaning set forth in the recitals.

“Rondo Top Interests” has the meaning set forth in the recitals.

“Rondo Top Notes” has the meaning set forth in the recitals.

“Rule 3-05 Financial Statements” has the meaning set forth in Section 7.13.

“RWI Costs” means all costs of obtaining the RWI Policy, including any premiums, underwriting fees, due diligence fees and other costs payable in connection therewith.

“RWI Policy” means a buyer-side representation and warranty insurance policy to be obtained by Buyer and to be issued by AXA XL on terms and conditions set forth on Exhibit F.

“Schedule Supplement” has the meaning set forth in Section 6.06.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breaches” has the meaning set forth in Section 4.10(h).

“Seller Group” has the meaning set forth in Section 12.14.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Notes” means the Rondo Top Notes and the AvKare Seller Notes, each substantially in the form attached hereto as Exhibit G-1, and the R&S Seller Notes, each substantially in the form attached hereto as Exhibit G-2.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of Steve Shirley, Karol Ann Hoffman, Darren Shirley, Troy Mizell, Mary Timi Smith, Melissa Garner, Brian Shirley, and Debbie Adair, and such knowledge as would reasonably be expected to be known by such individuals after exercising reasonable due diligence in the conduct of his or her duties and responsibilities with respect to the Companies.

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“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expense Amount” means $200,000.

“Sellers’ Representative Expense Fund” has the meaning set forth in Section 2.02(b).

“Service Bonuses” means any bonuses, change of control payments, or other amounts payable by any Company to any employee of such Company as a result of the consummation of the Contemplated Transactions, (but, in any case, not as a result of “double trigger” provisions where the consummation of the Contemplated Transactions is the first trigger and the termination of any such employee is the second trigger).

“SS Trust” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 7.06(b).

“Tax” (and, with the correlative meaning, “Taxes,” “Taxable” and “Taxing”) means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), abandoned property, escheat, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax-sharing Agreement” means any Contract with respect to Taxes by which either Company is subject to the Taxes of any other Person other than a Contract entered into in the ordinary course of which Tax is not a primary purpose.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.06(c).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other Contracts, instruments, documents, agreements and certificates contemplated hereunder to be delivered by any Party at or prior to the Closing.

“Transaction Expenses” means, without duplication, all out-of-pocket fees, costs and expenses of the Companies (a) that are unpaid at Closing and (b) that are incurred by the Companies prior to the Closing in connection with or relating to the preparation for, and

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consummation of, the Contemplated Transactions and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the Contemplated Transactions, including: (i) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the Contemplated Transactions; and (ii) financial advisory and professional services provided prior to the Closing by any Company’s pre-Closing bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and representatives; provided, however, that Transaction Expenses shall exclude (x) Service Bonuses, (y) all items or amounts constituting Current Liabilities and (z) all items or amounts constituting Indebtedness.

“Transfer Taxes” has the meaning set forth in Section 7.06(f).

“Waiving Parties” has the meaning set forth in Section 12.14.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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